Exhibit 4.2
FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT
DATED AS OF JUNE 29, 2006
AMONG
DEVELOPERS DIVERSIFIED REALTY CORPORATION,
AND DDR PR VENTURES LLC, S.E.
AS BORROWERS
AND
KEYBANC CAPITAL MARKETS AND
BANC OF AMERICA SECURITIES LLC,
AS JOINT LEAD ARRANGERS
AND
KEYBANK NATIONAL ASSOCIATION,
AS BOOK MANAGER
AND
KEYBANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT
AND
BANK OF AMERICA, N.A.,
AS SYNDICATION AGENT
AND
EUROHYPO AG, NEW YORK BRANCH,
ING REAL ESTATE FINANCE (USA) LLC
AND PNC BANK, NATIONAL ASSOCIATION,
AS DOCUMENTATION AGENTS
AND
THE SEVERAL LENDERS
FROM
TIME TO TIME PARTIES HERETO,
AS LENDERS

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(continued)

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(continued)

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(continued)

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(continued)

		Page
ARTICLE XIII NOTICES		79
13.1	Giving Notice	79
13.2	Change of Address	79
ARTICLE XIV COUNTERPARTS		80

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EXHIBITS/SCHEDULES

Exhibit A-1	Note
Exhibit B	Form of Opinion
Exhibit C	Compliance Certificate
Exhibit D	Assignment Agreement
Exhibit E	Loan/Credit Related Money Transfer Instruction
Exhibit F	Qualified Borrower of Guaranty
Exhibit G	Form of Instruction Letter
Exhibit H	Form of Springing Instruction Letter
Exhibit I	Qualified Borrower Note
Exhibit K	Amendment Regarding Increase Amendment to Secured Term Loan Agreement
Exhibit L	Intentionally Omitted.
Schedule 1.1	Negative Pledge Interests
Schedule 1.2	Pledged Distribution Interests
Schedule 1.3	Pledged Equity Interests
Schedule 2	Indebtedness and Liens
Schedule 3	Litigation
Schedule 4	Assignors
Schedule 5	Qualified Borrower Requirements
Schedule 5.21	Transfer Restrictions
Schedule 6	Qualified Borrower Maximum Borrowings
Schedule 6.16	Additional Liens

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FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT
     This First Amended and Restated Secured Term Loan Agreement, dated as of June 29, 2006, is among Developers Diversified Realty Corporation, a corporation organized under the laws of the State of Ohio (“DDR”), DDR PR Ventures LLC, S.E., a Delaware limited liability company (“DDR PR”; together with any Qualified Borrower that issues a Qualified Borrower Note in accordance with the terms hereof, collectively, the “Borrower”), KeyBank National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), KeyBank National Association, not individually, but as “Administrative Agent”, Bank of America, N.A., not individually, but as “Syndication Agent”, and Eurohypo AG, New York Branch, ING Real Estate Finance (USA) LLC and PNC Bank, National Association, not individually but as “Documentation Agents”.
RECITALS
     A. The Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing and managing retail, office and industrial properties.
     B. DDR is listed on the New York Stock Exchange and is qualified as a real estate investment trust under Section 856 of the Code.
     C. Borrower, Administrative Agent and certain of the Lenders entered into that certain Secured Term Loan Agreement dated as of June 29, 2005, as amended by that certain First Amendment to Secured Term Loan Agreement dated as of March 16, 2006 (as amended, the “Original Loan Agreement”).
     D. The Borrower, the Lenders and the Administrative Agent desire to increase the aggregate commitment under the Original Loan Agreement, release the guarantors thereunder and modify certain other provisions of the Original Loan Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree to amend and restate the Original Loan Agreement as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement:
     “ABR Applicable Margin” means, as of any date, the Applicable Margin in effect on such date with respect to Floating Rate Borrowings and Floating Rate Loans.
     “Acceptable Jurisdiction” means a place (in addition to the United States and Puerto Rico) where Unencumbered Assets can be located, which shall be subject to the approval of the Administrative Agent, based on satisfactory advice received by it from local counsel in such jurisdiction with respect to the procedure for enforcement of a U.S. judgment in such jurisdiction, and the collection of such judgment from assets located there.

     “Account” means an account maintained by an Account Bank in accordance with a Cash Management Agreement, and any replacement account hereafter established in accordance with such Cash Management Agreement.
     “Account Bank” means the depository of an Account pursuant to a Cash Management Agreement and any subsequent or replacement holder thereof.
     “Account Agreement” means, collectively, (i) the Account Security, Pledge, Assignment and Control Agreement dated of even date herewith among Borrower, the Administrative Agent, for the benefit of the Lenders, and KeyBank, as depository bank with respect to the payment of Excess Funds and Pledged Equity Funds to the Deposit Accounts, as the same may be modified, amended or restated from time to time and (ii) each additional Account Security, Pledge, Assignment and Control Agreement in favor of Administrative Agent, for the benefit of Lenders, delivered after the date hereof pursuant to the terms of this Agreement or the other Loan Documents with respect to the payment of Excess Funds and/or Pledged Equity Funds to the Deposit Accounts, as the same may be modified, amended or restated from time to time.
     “Acknowledgments” means collectively, the Acknowledgments executed by the Companies, Partnerships and Corporations in favor of the Administrative Agent, for the benefit of Lenders, as the same may be modified, amended or restated from time to time.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding (a) partnership interests of a partnership or (b) membership interests of a limited liability company.
     “Acquisition Asset” means an asset which has not been owned for at least a period of eighteen months.
     “Administrative Agent” means KeyBank National Association, in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Affiliated Qualified Institution” means one or more banks, finance companies, insurance or other financial institutions which is an Affiliate of a Lender and which (A) has (or, in the case of a bank or other financial institution which is a subsidiary, such bank’s or financial institution’s parent has) a rating of its senior unsecured debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent and (B) has total assets in excess of Five Hundred Million Dollars ($500,000,000).
     “Aggregate Commitment” means, as of any date, the aggregate of the then-current Commitments of all the Lenders, which is, as of the Agreement Execution Date, $400,000,000.
     “Agreement” means this First Amended and Restated Secured Term Loan Agreement, as it may be amended or modified and in effect from time to time.
     “Agreement Execution Date” means the date this Agreement has been fully executed and delivered by all parties hereto.
     “Agreement Regarding Fees” means that certain letter agreement regarding the payment of certain fees to KeyBank dated as of March 9, 2005 between KeyBank and the Borrower.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.
     “Applicable Margin” means the applicable margin set forth in the table in Section 2.4 used in calculating the interest rate applicable to the various Types of Borrowings, which shall vary from time to time in accordance with Borrower’s long term unsecured debt ratings.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Assets Under Development” means, as of any date of determination, all Projects, expansion areas of existing Projects and redevelopments owned by the Consolidated Group and the Investment Affiliates which are then treated as assets under development under GAAP, plus, at Borrower’s option, assets that (A) previously had been Assets Under Development and (B) have been placed in service for less than six months, to be valued for purposes of this Agreement, for each Asset Under Development as determined individually, at either (i) 100% of then-current book value, as determined in accordance with GAAP, (a) for each Asset Under Development owned by members of the Consolidated Group and (b) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate; or (ii) 100% of the value of such Asset Under Development determined by dividing (x) six months of income from signed leases, multiplied by two, by (y) .0775 (I) for each Asset Under Development owned by members of the Consolidated Group and (II) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate. For purposes of the foregoing, income from signed leases shall be equal to 90% of the revenues payable by the tenant. Once an election of (ii) above is chosen, the asset will continue to be valued under that method until the asset is no longer an Asset Under Development.
     “Assignment of Interests” means, collectively, (i) the Collateral Assignment of Interests dated of even date herewith from each of the Assignors to the Administrative Agent, for the benefit of the Lenders, as the same may be modified, amended or restated, pursuant to which there shall be granted to the Administrative Agent a first priority lien and security interest in the applicable Pledged Equity Interests and the other interests of such Assignors in the Collateral described therein, and (ii) each additional Assignment of Interests in favor of Administrative Agent, for the benefit of the Lenders, delivered after the date hereof pursuant to the terms of this Agreement or the other Loan Documents with respect to the pledge of Pledged Distributions Interests or Pledged Equity Interests to the Administrative Agent for the benefit of the Lenders, as the same may be modified, amended or restated, and any further assignments, certificates, powers, consents, acknowledgments, estoppels or UCC-1 financing statements that may be delivered in connection therewith.
     “Assignors” means, collectively, Borrower and the entities identified on Schedule 1.2 and Schedule 1.3 as “assignors”, and each Person executing an Assignment of Interests as an assignor after the date hereof.
     “Authorized Officer” means any of the Chief Executive Officer, President and Chief Operating Officer, Executive Vice President, Senior Vice President, Chief Financial Officer, Treasurer, or Vice President and General Counsel of the Borrower, or any other officer designated in writing by one of the foregoing, acting singly.
     “Borrower” has the meaning set forth in the preamble paragraph of this Agreement.
     “Borrowing” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and, in the case of Fixed Rate Borrowings, for the same Interest Period.
     “Borrowing Date” means a date on which a Borrowing is made hereunder.
     “Borrowing Notice” is defined in Section 2.9.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Borrowings, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio for the conduct of substantially all of their commercial lending activities.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
     “Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Collateral Account” is defined in Section 2A.3.
     “Cash Equivalents” means, as of any date:
          (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;
          (ii) mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P, P-1 by Moody’s and A by Fitch;
          (iii) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P, not less than P-1 by Moody’s and F-1 by Fitch (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;
          (iv) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;
          (v) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
          (vi) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;
          (vii) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

          (viii) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.
     “Cash Management Agreement” means a cash management or similar type agreement pursuant to which operating income attributable to a Pledged Distributions Property is deposited with a depository institution as additional security for a loan to the owner of such Pledged Distributions Property.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral” means all of the property, rights and interests of the Borrower and its Subsidiaries which are subject to the security interests and liens created by the Security Documents.
     “Collaterally Assigned Intercompany Liens” is defined in Section 6.18(xiii).
     “Commitment” means, for each Lender, the several obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.
     “Company” shall have the meaning ascribed to such term in the Assignment of Interests.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit “C”.
     “Consolidated Capitalization Value” means, as of any date, an amount equal to the sum of (i) Consolidated Cash Flow for the most recent period of two consecutive fiscal quarters for which the Borrower has reported results (excluding any portion of Consolidated Cash Flow attributable to: (A) Assets Under Development, (B) Projects owned by Investment Affiliates which are encumbered by First Mortgage Receivables, and (C) Acquisition Assets) multiplied by two, and divided by 0.0775, plus (ii) Acquisition Assets valued at the higher of their acquisition cost or capitalization value, such value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent period of two consecutive fiscal quarters for which the Borrower has reported results multiplied by two, by (y) 0.0775, provided that once an Acquisition Asset is valued by capitalizing Net Operating Income, such Acquisition Asset can no longer be valued using its acquisition cost.
     “Consolidated Cash Flow” means, for any period, an amount equal to (a) Funds From Operations for such period plus (b) Consolidated Interest Expense for such period.
     “Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.
     “Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.
     “Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period plus (b) the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse less (c) with respect to each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, a percentage of the interest expense attributable to such consolidated Subsidiary which is included under clause (a) of this definition and which is not related to Indebtedness which is a Guarantee Obligation of the Borrower equal to the percentage ownership in such consolidated Subsidiary which is not held either (i) directly or indirectly by the Borrower, or (ii) by holders of operating partnership units in such consolidated Subsidiary which are convertible into stock of the Borrower.
     “Consolidated Market Value” means, as of any date, an amount equal to the sum of (a) the Consolidated Capitalization Value as of such date, plus (b) the value of Unrestricted Cash and Cash Equivalents, plus (c) the lesser of (i) the value of Assets Under Development, or (ii) ten percent (10%) of the Consolidated Capitalization Value plus (d) the lesser of (i) 100% of the then-current value under GAAP of all First Mortgage Receivables or (ii) five percent (5%) of the Consolidated Capitalization Value, plus (e) the lesser of (i) 100% of the then-current book value, as determined in accordance with GAAP, of Developable Land, or (ii) 5% of total Consolidated Capitalization Value plus (f) cash from like-kind exchanges on deposit with a qualified intermediary (provided that the amount included in Consolidated Market Value pursuant to this clause (f) shall not exceed 10% of the Consolidated Capitalization Value).
     “Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP; plus that portion of any amount deducted as minority equity interest in calculating such consolidated net income which is attributable to minority interest holders holding operating partnership units in a member of the Consolidated Group which are convertible into stock in the Borrower, but provided that there shall be excluded the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.
     “Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group, less (c) with respect to each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, a percentage of any Indebtedness of such consolidated Subsidiary which is not a Guarantee Obligation of the Borrower equal to the percentage ownership interest in such consolidated Subsidiary which is not held directly or indirectly by the Borrower.
     “Consolidated Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the aggregate principal amount of that portion of the Consolidated Outstanding Indebtedness which is secured by any Lien on the Property of Borrower or its Subsidiaries, without regard to recourse, plus (b) the excess, if any, over $25,000,000, of the sum of (x) the aggregate principal amount of all Unsecured Indebtedness for borrowed money (including Guarantee Obligations for borrowed money) of the Subsidiaries of the Borrower, determined on a consolidated basis in accordance with GAAP, excluding (I) the Indebtedness identified on Schedule 4 and (II) any Indebtedness of a Subsidiary that is a Qualified Borrower or a Subsidiary Guarantor and (y) a percentage of the aggregate principal amount of all Indebtedness of each Investment Affiliate that is secured by any Lien on the Property of that Investment Affiliate equal to the greater of (i) the percentage of such Indebtedness for which any member of the Consolidated Group is liable and (ii) the Consolidated Group Pro Rata Share of such Investment Affiliate.
     “Consolidated Unsecured Indebtedness” means, as of any date of determination, the aggregate principal amount of all Unsecured Indebtedness of the Consolidated Group outstanding at such date, including without limitation all the outstanding Indebtedness under the Unsecured Credit Agreement as of such date, determined on a consolidated basis in accordance with GAAP.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.10.
     “Corporation” shall have the meaning ascribed to such term in the Assignment of Interests.
     “DDR Accounts” means the accounts maintained by the Depository Banks for the benefit of DDR with respect to all rental and other income distributed to DDR which is attributable to (i) the Pledged Equity Properties owned directly or indirectly by Assignors which have pledged less than one hundred percent (100%) of their respective Capital Stock and (ii) the Negative Pledge Properties (to the extent not prohibited by the applicable Subject Property Loan Documents) (collectively, the “Pledged Equity Funds”).
     “Debt Service” means, for any period, the sum of all interest (as defined by GAAP) and scheduled principal payments due and payable during such period (including any payments due under any Capitalized Lease) excluding any balloon payments due upon maturity of any Indebtedness.
     “Default” means an event described in Article VII.

     “Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of five Business Days after written notice from the Administrative Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.
     “Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.
     “Deposit Accounts” means the collateral accounts to be maintained by KeyBank pursuant to the Account Agreements, and any replacement or substitution accounts thereafter established with the prior written consent of Administrative Agent.
     “Depository Banks” means National City Bank and JP Morgan Chase Bank, N.A., as depositories and holders of the DDR Accounts, and any subsequent or replacement holders thereof.
     “Developable Land” means land which is appropriately zoned, has access to all necessary utilities and has access to publicly dedicated streets.
     “Distribution” means with respect to any Person, the declaration or payment of any cash dividend or distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement by such Person of any shares of any class of capital stock or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders, members or partners as such; or any other distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person.
     “Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the Borrower or any Subsidiary or any of their respective assets or Projects.
     “Environmental Risk Property” means a Project which individually would not satisfy the representations and warranties set forth in Section 5.19.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Equity Value” means, with respect to a Subsidiary owned and in operation for a period of two or more consecutive full fiscal quarters after the Agreement Execution Date, by the Borrower or one of its other Subsidiaries, an amount equal to (A) the product of (i) the sum of net income (or loss) for the most recent two consecutive fiscal quarters without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, and gains or losses on investments in marketable securities for such period, plus the amount of interest expense for such period on the aggregate principal amount of the Indebtedness of such Subsidiary, multiplied by (ii) two, divided by (B) 0.0775, and then minus (C) Indebtedness of the Subsidiary as of the date of determination. For any Subsidiary not owned and in operation for two fiscal quarters, until it or its Properties have been owned and operated by the Borrower or one of its other Subsidiaries for two or more consecutive full fiscal quarters, “Equity Value” shall mean the Borrower’s estimated annual Net Operating Income for the Projects owned by such Subsidiary based on leases in existence at the date such Subsidiary is formed or purchased divided by 0.0775, and then minus the Indebtedness of such Subsidiary as of the date of determination.
     “Excess Funds” means any and all funds that are released, distributed or otherwise paid from an Account or under a Cash Management Agreement to, or for the benefit of, Borrower or any Subsidiary of Borrower which are attributable to Pledged Distributions Properties.
     “Excluded Subject Property” is defined within the definition of Secured Facility Net Operating Income.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.
     “Extension Request” is defined in Section 2.2.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Cleveland time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     “Financeable Ground Lease” means, a ground lease satisfactory to the Required Lenders and the Administrative Agent’s counsel in their reasonable discretion, which must provide protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years from the Agreement Execution Date, (ii) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (iii) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason, (iv) non-merger of the fee and leasehold estates, (v) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee, and (vi) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage.

     “Financial Contract” of a Person means (i) any exchange — traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.
     “Financial Undertaking” of a Person means (i) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (ii) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.
     “First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate.
     “Fitch” means Fitch Investor Services, Inc. and its successors.
     “Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Interest Expense, (ii) all scheduled principal payments due on account of Consolidated Outstanding Indebtedness (excluding balloon payments), (iii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group and (iv) all ground lease payments to the extent not deducted as an expense in calculating Consolidated Cash Flow.
     “Fixed Rate” means the LIBOR Rate.
     “Fixed Rate Borrowing” means a Borrowing which bears interest at a Fixed Rate.
     “Fixed Rate Loan” means a Loan which bears interest at a Fixed Rate.
     “Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day and (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate changes.
     “Floating Rate Borrowing” means a Borrowing which bears interest at the Floating Rate.
     “Floating Rate Loan” means a Loan which bears interest at the Floating Rate.
     “Funded Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction the numerator of which is the amount actually disbursed and outstanding to Borrower by such Lender at such time, and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Lenders at such time.

     “Funds From Operations” means, for any period, the sum of (i) Consolidated Net Income for such period, excluding (A) gains (losses) on sales of property, (B) non-recurring charges and extraordinary items, and (C) non-cash charges (including, without limitation, depreciation and amortization, and equity gains (losses) from each Investment Affiliate included therein, but excluding any amortization of deferred finance costs), plus (ii) the applicable Consolidated Group Pro Rata Share of funds from operations of each Investment Affiliate that is due to the Consolidated Group for such period, all determined on a consistent basis. With regard to the foregoing sentence, for each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, each of clauses (A), (B) and (C) shall exclude the prorata share of such item attributable to minority interest holders which do not hold operating partnership units convertible to stock in the Borrower.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Implied Debt Service” means, as of any date of determination, the annual Debt Service of the Borrower and the Subject Property Owners that would be payable on a loan having an outstanding principal balance equal to the sum of (a) the Loans (less the amount of cash on deposit in the Cash Collateral Account, if any), and (b) the Subject Property Indebtedness (excluding any Subject Property Indebtedness for any Excluded Subject Property), payable on a thirty (30) year mortgage style amortization schedule and assuming an interest rate equal to the greater of (i) the then current yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus two percent (2.00%), and (ii) seven percent (7.00%). The Implied Debt Service shall be determined by Administrative Agent and any such determination, so long as the same shall be made by Administrative Agent in the exercise of its good faith business judgment, shall be conclusive and binding absent manifest error.
     “Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.
     “Instruction Letter” means a letter agreement in the form attached hereto as Exhibit “G” executed by the applicable Subject Property Owner and sent to the applicable Servicer pursuant to which such Subject Property Owner has instructed and directs such Servicer to disburse the Excess Funds to the applicable Deposit Accounts.
     “Interest Period” means a LIBOR Interest Period.
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.
     “Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
     “JDN” means JDN Realty Corporation, a Maryland corporation.

     “Joint Lead Arrangers” means KeyBanc Capital Markets and Banc of America Securities LLC.
     “Joint Venture” means an Investment by Borrower or any of its Subsidiaries with third persons in joint ventures, general partnerships, limited partnerships, limited liability companies or any other business association.
     “KeyBank” means KeyBank National Association, in its individual capacity and its successors.
     “Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement.
     “Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “LIBOR Borrowing” means a Borrowing that bears interest at the LIBOR Rate.
     “LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the Applicable Margin in effect for such LIBOR Interest Period as determined in accordance with Section 2.4 hereof.
     “LIBOR Base Rate” means, with respect to a LIBOR Borrowing for the relevant LIBOR Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Administrative Agent or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of Administrative Agent’s relevant LIBOR Loan and having a maturity equal to such LIBOR Interest Period.
     “LIBOR Interest Period” means a period of one, two, three or six months (or such shorter period as may be approved by the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter (or such shorter period as may be approved by the Lenders), provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such LIBOR Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a

Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Business Day.
     “LIBOR Loan” means a Loan which bears interest at a LIBOR Rate.
     “LIBOR Rate” means, with respect to a LIBOR Borrowing for the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period, plus (ii) the LIBOR Applicable Margin in effect from time to time during such LIBOR Interest Period. The LIBOR Rate shall be rounded to the next higher 1/100 of 1% if the rate is not a multiple of 1/100 of 1%.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means, with respect to a Lender, such Lender’s portion of any Borrowing.
     “Loan Documents” means this Agreement, the Notes (including the Qualified Borrower Notes), the Qualified Borrower Guaranty, the Security Documents, the Acknowledgments and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.
     “Management Fees” means, collectively, all fees and income earned by the Borrower and any of its Wholly-Owned Subsidiaries for the applicable period in connection with the management, development, and operation of a Property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or the Assignors to perform their respective obligations under the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents, (iv) any of the Collateral, or (v) any of the Subject Properties.
     “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maturity Date” means June 28, 2008, or if the Maturity Date has been extended pursuant to Section 2.2, such extended Maturity Date, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

     “Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Multi Property Entity” is a Subsidiary that owns more than one Project, either directly or indirectly through the ownership of Capital Stock in another Subsidiary of Borrower, and owns an interest in any Capital Stock in a Subsidiary of Borrower that owns fee simple title in, or ground leases an asset that is not an Unencumbered Asset.
     “Negative Pledge Interests” means, collectively, one hundred percent (100%) of the Borrower’s direct or indirect ownership interests in a Subject Property, other than interests constituting Pledged Interests.
     “Negative Pledge Entities” means, collectively, the Subsidiaries of Borrower set forth on Schedule 1.1 and any other Subsidiary of Borrower that becomes a Negative Pledge Entity after the date hereof pursuant to Section 2A.2 hereof.
     “Negative Pledge Properties” means, collectively, the Subject Properties owned by the Negative Pledge Entities more particularly described on Schedule 1.1 and any other Subject Property owned by a Negative Pledge Entity which becomes a Negative Pledge Property after the date hereof pursuant to Section 2A.2.
     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).
     “Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs. As used herein “Property Management Fees”, means, with respect to each Project for any period, an amount equal to three percent (3%) of the aggregate base rent and percentage rent due and payable under leases with tenants at such Project.
     “Net Rentable Area” means with respect to any Project, the floor area of any buildings, structures or improvements thereof (expressed in square feet) available for leasing to tenants, as determined in accordance with the leases or site plans or leasing plans for such Project, or if such leases or site plans or leasing plans do not set forth the floor area demised thereunder (or if such Project is not subject to a lease), then as determined by the Borrower in accordance with an industry-accepted protocol approved by the Administrative Agent.
     “Non-U.S. Lender” is defined in Section 3.5(iv).
     “Note” means a “Note” as defined in and issued pursuant to the Original Loan Agreement and a promissory note, in substantially the form of Exhibit A-1 hereto, duly executed by the Borrower and payable to the order of a Lender, and in the case of a Qualified Borrower, a Qualified Borrower Note, including in each case any amendment, modification, renewal or replacement of such promissory note.
     “Notice of Assignment” is defined in Section 12.3.2.
     “Obligations” means the Borrowings and all accrued and unpaid fees and all other obligations of Borrower and the Assignors to the Administrative Agent or the Lenders, or any of them, arising under this Agreement or any of the other Loan Documents.
     “OFAC” means Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
     “Operating Project” means any Project which at any time (i) is an income-producing property in operating condition and in respect of which no material part thereof has been (a) damaged by fire or other casualty (unless such damage has been repaired) or (b) condemned (unless such condemnation has been restored), (ii) is a retail, office or industrial property, and (iii) for which a certificate of occupancy, whether temporary or permanent, or the functional equivalent thereof, has been issued for the operating portions of the improvements comprising the same (if required by law to occupy the same) and are in full force and effect, and “Operating Properties” means all such Operating Properties, collectively. An Operating Property shall not include any Assets under Development.
     “Other Taxes” is defined in Section 3.5(ii).
     “Participants” is defined in Section 12.2.1.
     “Partnership” shall have the meaning ascribed to such term in the Assignment of Interests.
     “Passive Non-Real Estate Investments” means stock or other equity interests in or debt of entities not primarily involved in commercial real estate development or ownership.

     “Payment Date” means, with respect to the payment of interest accrued on any Borrowing, the first day of each calendar month.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Percentage” means for each Lender the ratio that such Lender’s Commitment bears to the Aggregate Commitment, expressed as a percentage.
     “Permitted Acquisitions” are defined in Section 6.14.
     “Permitted Liens” are defined in Section 6.15.
     “Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
     “Pledged Distributions Entities” means, collectively, the Subsidiaries of the Borrower set forth on Schedule 1.2 and any other Subsidiary of Borrower whose Distributions to Borrower or a Subsidiary of Borrower become Pledged Distributions Interests after the date hereof pursuant to Section 2A.2.
     “Pledged Distributions Interests” means, collectively, one hundred percent (100%) of the Borrower’s or its Subsidiaries’ right, title and interest in and to Distributions received from any Pledged Distributions Entity and, to the extent not prohibited by the applicable Subject Property Loan Documents, one hundred percent (100%) of the Borrower’s or its Subsidiaries’ legal, equitable and beneficial right, title and interest in and to Distributions from any Pledged Distributions Entity.
     “Pledged Distributions Properties” means, collectively, the Subject Properties directly or indirectly owned by the Pledged Distributions Entities more particularly described on Schedule 1.2 and any other Subject Property directly or indirectly owned by a Pledged Distributions Entity which becomes a Pledged Distributions Property after the date hereof pursuant to Section 2A.2.
     “Pledged Entities” means collectively, the Pledged Distributions Entities and the Pledged Equity Entities.
     “Pledged Equity Entities” means, collectively, the Subsidiaries of Borrower set forth on Schedule 1.3 and any other Subsidiary of Borrower all or a portion of whose ownership interests become Pledged Equity Interests after the date hereof pursuant to Section 2A.2.
     “Pledged Equity Funds” is defined within the definition of DDR Accounts.

     “Pledged Equity Interests” means, collectively, the percentage of the legal, equitable and beneficial ownership interests in any Subsidiary of Borrower that is a direct or indirect owner of a Pledged Equity Property that are not subject to any agreement, document or instrument which prohibits the pledge, assignment and/or transfer of such interests.
     “Pledged Equity Properties” means, collectively, the Subject Properties directly or indirectly owned by the Pledged Equity Entities more particularly described on Schedule 1.3 and any other Subject Property directly or indirectly owned by a Pledged Equity Entity which becomes a Pledged Equity Property after the date hereof pursuant to Section 2A.2.
     “Pledged Interests” means collectively, the Pledged Distributions Interests and the Pledged Equity Interests, but excluding Negative Pledge Interests.
     “Pledged Properties” means collectively, the Pledged Distributions Properties and the Pledged Equity Properties.
     “Portfolio Acquisition” means an acquisition by Borrower and/or a Subsidiary of Projects with an aggregate purchase price in excess of $250,000,000 in a single transaction or series of related transactions.
     “Potential Properties” means any Projects owned by Borrower or any Subsidiary of Borrower which are not at the time included as Subject Properties and which consist of Projects which are capable of becoming Subject Properties upon satisfaction of the conditions set forth in Section 2A.2.
     “Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by Administrative Agent or its parent as its “prime rate”. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate becomes effective, without notice or demand of any kind. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     “Project” means any real estate asset owned by Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a retail, office or industrial property.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Puerto Rico Properties” means the Projects known as Rexville Plaza located in Pajaros Ward, Bayamon, Puerto Rico; El Senorial Shopping Mall located in Monacillos Ward of Rio Piedras, San Juan, Puerto Rico; Plaza del Atlantico located in Hato Abajo Ward, Arecibo, Puerto Rico; and Plaza Rio Hondo located in Hato Tejas Ward, Bayamon, Puerto Rico.

     “Purchasers” is defined in Section 12.3.1.
     “Qualified Borrower” means DDR PR Ventures LLC, S.E. and any other Wholly-Owned Subsidiary of DDR which has complied with the requirements set forth in Section 2.1 for being a Borrower hereunder, the Indebtedness of which, in all cases, shall be guaranteed by DDR.
     “Qualified Borrower Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit “F” attached hereto, enforceable against DDR for the payment of a Qualified Borrower’s debt or obligation to the Lenders pursuant to this Agreement.
     “Qualified Borrower Note” means a “Qualified Borrower Note” as defined in and issued pursuant to the Original Loan Agreement and a promissory note, in substantially the same form of Exhibit “I” hereto, duly executed by the Qualified Borrower and payable to the order of the Administrative Agent on behalf of a Lender, including any amendment, modification renewal or replacement of such promissory note.
     “Qualified Jointly-Owned Subsidiary” means a Subsidiary which (i) is not a Wholly-Owned Subsidiary, and (ii) is governed by organizational documents which expressly authorize the Borrower or the Wholly-Owned Subsidiary which is its general partner or managing member to cause such Subsidiary to guaranty, or pledge such Subsidiary’s assets to secure, indebtedness of the Borrower.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Recourse Indebtedness” means any Indebtedness of Borrower or any of its Subsidiaries with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Borrowings.
     “Reserve Requirement” means, with respect to a LIBOR Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.
     “Restricted Interests” means, collectively, the Negative Pledge Interests, the Pledged Distributions Interests and the Pledged Equity Interests.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in the Borrower or any option, warrant or other right to acquire any such Capital Stock in the Borrower, or any transaction that has a substantially similar effect.
     “Restricted Subsidiaries” means, collectively, the Subsidiaries of Borrower that are direct or indirect owners of the Subject Properties.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Secured Facility Net Operating Income” means Net Operating Income attributable to a Subject Property; provided, that no Subject Property shall be utilized in the calculation of Secured Facility Net Operating Income (a) if there shall have occurred and be continuing (i) a failure to pay when due (including any applicable period of grace) any obligation of any borrower or guarantor to any lender, agent or servicer under any Subject Property Indebtedness with respect to such Subject Property, or (ii) a failure to observe or perform any term, covenant or agreement under any of the loan documents evidencing such Subject Property Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof (including, without limitation, the acceleration of any bonds relating to any Subject Property or demand for payment or reimbursement by any “credit enhancer” or bond issuer) or (b) upon the occurrence of any of the events described in Sections 7.7 or 7.8 with respect to Borrower or any Restricted Subsidiary that is the direct or indirect owner of such Subject Property (such Subject Property being considered an “Excluded Subject Property”).
     “Security Documents” means the Assignments of Interests (and each Assignment of Interests subsequently delivered pursuant to this Agreement), the Account Agreement and any further collateral assignments to the Administrative Agent for the benefit of the Lenders, including, without limitation, any collateral assignments delivered to the Administrative Agent pursuant to Section 2A.3 and any UCC-1 financing statements delivered or authorized to be filed by the Administrative Agent in connection with any of the foregoing.
     “Servicer” means any servicer or depository of an Account pursuant to a Cash Management Agreement.
     “Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
     “S&P” means Standard & Poor’s Ratings Group and its successors.
     “Springing Instruction Letter” means a letter agreement in the form attached hereto as Exhibit “H” executed by DDR and sent to a Depository Bank, pursuant to which DDR has instructed and directed such Depository Bank to disburse all funds from time to time in the DDR Accounts to the applicable Deposit Accounts upon written notice from Administrative Agent of a Default.
     “Subject Properties” means, collectively, (a) those certain Operating Projects which Borrower desires to have treated as Subject Properties which (i) are wholly owned in fee simple by the Borrower or JDN or a direct or indirect wholly owned Subsidiary of the Borrower or JDN (or is the subject of a Financeable Ground Lease), (ii) are free and clear of all Liens, including any Liens or on any direct or indirect interest of Borrower or any Subsidiary therein (other than Permitted Liens), (iii) if owned by any such Subsidiary, the Capital Stock of such Subsidiary that is owned by the Borrower, any Subsidiary or JDN are not subject to any pledge, negative pledge or security interest in favor of any Person other than the Administrative Agent, (iv) are not Environmental Risk Properties, (v) do not have, any title, survey, or other defect thereof which could have a Material Adverse Effect, (vi) are located within the United States or Puerto Rico, (vii) are not subject to any Subject Property Loan Documents or Financeable Ground Leases pursuant to which there has occurred and is continuing a default or event of default, and (viii) have on an aggregate basis an occupancy level of tenants in possession and operating and which are paying base, minimum or similar regularly scheduled fixed payments of rent (but not pass-throughs of common area maintenance charges, operating expenses, taxes, insurance and similar charges) in accordance with the terms of their leases of at least seventy-five percent (75%) of the Net Rentable Area within such Subject Properties based on bona fide arms-length tenant leases requiring current rental payments, (b) any other Operating Project which becomes a Subject Property after the date hereof pursuant to Section 2A.2 and (c) any other Operating Property which is approved by the Required Lenders in writing for inclusion as a Subject

Property in their sole and absolute discretion. On the Agreement Execution Date, the Subject Properties shall consist of the Operating Projects identified on Schedule 1.1, Schedule 1.2 and Schedule 1.3. Notwithstanding the foregoing, Projects owned directly or indirectly by JDN shall only be included as Subject Properties to the extent that (i) the Borrower or a Wholly Owned Subsidiary of the Borrower shall be entitled to receive at least 98.5% of the net income and gains from the applicable Subject Property and (ii) the Borrower or a Wholly Owned Subsidiary of the Borrower controls, manages and conducts the business of JDN and owns at least 98.5% of the outstanding stock of JDN.
     “Subject Property Indebtedness” means any Indebtedness secured by a Lien encumbering a Subject Property which is permitted pursuant to Section 6.15(vi), provided, however, in no event shall Subject Property Indebtedness include any Indebtedness under the Unsecured Facility.
     “Subject Property Loan Documents” means the agreements, documents and instruments evidencing, securing or otherwise relating to the Subject Property Indebtedness to which the holder of such Subject Property Indebtedness is a party or intended beneficiary.
     “Subject Property Owners” means, as of the Agreement Execution Date, the Borrower and the Wholly Owned Subsidiaries of Borrower and JDN indicated on Schedule 1.1, Schedule 1.2 and Schedule 1.3, as the owners (or ground lessees) of the Subject Properties, and any other Wholly Owned Subsidiary of the Borrower or JDN that owns fee title to any Project (or the leasehold interest with respect to any Project that is the subject of a Financeable Ground Lease) which becomes a Subject Property after the date hereof pursuant to Section 2A.2.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Subsidiary Guarantor” means JDN and any other Subsidiary which has delivered a Subsidiary Guaranty.
     “Subsidiary Guaranty” means a guarantee of all obligations delivered by a Subsidiary if necessary pursuant to the definition of Unencumbered Assets or Consolidated Secured Indebtedness.
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the assets of the Consolidated Group as would be shown in the consolidated financial statements of the Consolidated Group as at the beginning of the twelve-month period ending with the month immediately preceding the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Consolidated Group as reflected in the financial statements referred to in clause (i) above.

     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Transferee” is defined in Section 12.4.
     “Type” means, with respect to any Borrowing, its nature as a Floating Rate Borrowing or LIBOR Borrowing.
     “Unencumbered Asset” means, subject to clauses (a), (b) and (c) below, any Project and any Asset Under Development located in the United States, Puerto Rico or an Acceptable Jurisdiction 100% of which is owned in fee simple or ground leased by the Borrower, a Wholly-Owned Subsidiary or a Qualified Jointly-Owned Subsidiary (provided that a Project which is ground leased shall be included as an Unencumbered Asset only if such ground lease is a Financeable Ground Lease) which, as of any date of determination, is not subject to any Liens, claims or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any Subsidiary) other than (i) Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)), and (ii) restrictions on transferability in the case of a Qualified Jointly-Owned Subsidiary.
     (a) No Project or Asset Under Development will be an Unencumbered Asset if Borrower, the owner of such Project or Asset Under Development (an “Unencumbered Asset Ownership Entity”) or any Subsidiary that is in the direct chain of ownership between any Borrower and the Unencumbered Asset Ownership Entity (a “Relevant Subsidiary”) is subject to any agreement (including (i) any agreement governing Indebtedness and (ii) if applicable, the organizational documents of Borrower, any Relevant Subsidiary or Unencumbered Asset Ownership Entity) that prohibits or limits the ability of the Borrower, the Unencumbered Asset Ownership Entity or any Relevant Subsidiary to create, incur, assume or suffer to exist any Lien upon that Project or Asset Under Development or upon the Capital Stock of the Unencumbered Asset Ownership Entity, or any Relevant Subsidiary, including, without limitation, any negative pledge or similar covenant or restriction.
     (b) No Project or Asset Under Development will be an Unencumbered Asset if the Unencumbered Asset Ownership Entity or any Relevant Subsidiary is subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) that entitles any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) on any assets or Capital Stock of the Unencumbered Asset Ownership Entity or any Relevant Subsidiary or would entitle any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), except, in each case, for (x) Liens upon the assets of a Multi-Property Entity, provided such assets are not Unencumbered Assets, and (y) Liens on the Capital Stock of Subsidiaries of a Multi-Property Entity that do not directly or indirectly own Unencumbered Assets.
     (c) No Project or Asset Under Development will be an Unencumbered Asset unless the Unencumbered Asset Ownership Entity and each Relevant Subsidiary (to the extent such entity is not a Subsidiary Guarantor) does not have any Indebtedness for borrowed money or any Guarantee Obligations, other than (A) Guarantee Obligations or Indebtedness for which recovery is limited to a Project or Asset Under Development that is not an Unencumbered Asset or the Capital Stock of an entity that owns a Project or Asset Under Development that is not an Unencumbered Asset, or (B) Guarantee Obligations for nonrecourse carveouts, completion guarantees or environmental guarantees provided that the obligations described in this clause (B) shall be permitted only if the Unencumbered Asset Ownership Entity or the Relevant Subsidiary that has the Guarantee Obligation is a Qualified Borrower or has executed a Subsidiary Guaranty. Notwithstanding the foregoing, during the first sixty (60) days following the Agreement Execution Date only, a Multi-Property Entity may have Indebtedness for borrowed money or Guarantee Obligations without disqualifying a Project or Asset Under Development owned, directly or indirectly, by such Multi-Property Entity from being an Unencumbered Asset.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
     “Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged or otherwise restricted for the benefit of any creditor and which are owned by members of the Consolidated Group or Investment Affiliates, to be valued for purposes of this Agreement at (i) 100% of its then-current book value, as determined under GAAP, for any such items owned by a member of the Consolidated Group or (ii) the applicable Consolidated Group Pro Rata Share of its then-current book value, as determined under GAAP, for any such items owned by an Investment Affiliate.
     “Unsecured Credit Agreement” means that certain Seventh Amended and Restated Credit Agreement dated as of June ___, 2006, between JPMorgan Chase Bank, N.A., individually and as administrative agent, the other lenders from time to time parties thereto and Borrower, as the same may be modified, increased, amended or restated from time to time.
     “Unsecured Facility” means that certain $1,200,000,000 revolving credit facility pursuant to the Unsecured Credit Agreement, as the same may be modified, increased, amended or restated from time to time.
     “Unsecured Indebtedness” means all Indebtedness of any person that is not secured by a Lien on any asset of such Person.
     “Value of Subject Properties” means, as of any date, the sum of the amount determined by dividing the Secured Facility Net Operating Income for each Project which is a Subject Property (excluding the Secured Facility Net Operating Income for any Acquisition Asset which is a Subject Property) as of such date for a calculation period which shall be either the immediately preceding two (2) full fiscal quarters or, if so requested by Borrower or the Administrative Agent, the one (1) immediately preceding full fiscal quarter and the then current partial quarter (in all cases as annualized) by 0.075. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project. In the event that (a) the Borrower or a Subsidiary of the Borrower shall not have owned a Subject Property for the entire previous two (2) fiscal quarters or (b) a Subject Property consists of an Asset Under Development that became an Operating Property during the previous two (2) fiscal quarters, then for the purposes of determining the Value of Subject Properties with respect to such Subject Property, the Secured Facility Net Operating Income for such Subject Property for the period that Borrower or such Subsidiary of Borrower has owned such Subject Property with respect to (a) above, or the period during which such Subject Property consisted of an Operating Property with respect to (b) above, shall be annualized in a manner reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing and with respect to any Acquisition Asset which is a Subject Property, each such Acquisition Asset shall be valued at the lower of its acquisition cost or market value, as determined in accordance with GAAP.
     “Value of Unencumbered Assets” means, as of any date, the sum of (A) the amount determined by dividing the Net Operating Income for each Project which is an Unencumbered Asset (excluding the Net Operating Income for any Acquisition Asset which is an Unencumbered Asset) as of such date for a calculation period which shall be either the immediately preceding two (2) full fiscal quarters or, if so requested by Borrower or the Administrative Agent, the one (1) immediately preceding full fiscal quarter and the then current partial quarter (in all cases as annualized) by 0.0775 (provided that not more than fifteen percent (15%) of the Value of Unencumbered Assets with respect to Projects shall be attributable to Unencumbered Assets which are ground leased and not more than fifteen percent (15%) of the Value of Unencumbered Assets shall be attributable to Unencumbered Assets not located in the United States or Puerto Rico), plus (B) cash from like-kind exchanges on deposit with a qualified intermediary, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (B) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus (C) the amount by which the value of Unrestricted Cash and Cash Equivalents exceeds $10,000,000, plus (D) the value of Assets Under Development which are Unencumbered Assets, provided that the aggregate amount added to Value of Unencumbered Assets under this clause (D) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus (E) the then-current value under GAAP of all First Mortgage Receivables (excluding the portion of any First Mortgage Receivables for which the ratio of the principal balance of the loan to the value of the Project securing repayment of such First Mortgage Receivable exceeds eighty-five percent (85%); provided, however, that such ratio shall be determined (i) by Borrower in good faith and (ii) at the time the First Mortgage Receivable is created) provided that the aggregate amount added to Value of Unencumbered Assets under this clause (E) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets plus (F) the then-current book value, as determined in accordance with GAAP, of Developable Land which is an Unencumbered Asset, provided that the aggregate amount added to Value of Unencumbered Assets under this clause (F) shall not exceed five percent (5%) of the total Value of Unencumbered Assets, plus (G) the amount determined by taking seventy-five percent (75%) of the amount of Management Fees received by the Borrower or a Wholly-Owned Subsidiary for a calculation period which shall be either the immediately preceding two (2) full fiscal quarters or, if so requested by Borrower or the Administrative Agent, the one (1) immediately preceding full fiscal quarter and the then current partial quarter (in all cases as annualized) and dividing such amount by 0.20, plus (H) the value of each Acquisition Asset that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Capitalization Value. At no time shall the aggregate amount added to Value of Unencumbered Assets under clauses (B), (D), (E), (F), and (G) exceed fifteen percent (15%) of the total Value of Unencumbered Assets, provided that such percentage may be up to twenty percent (20%) for up to two quarters during the term of the Loan. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project.
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
THE CREDIT
     2.1 Commitments; Increase in Aggregate Commitment. Subject to the terms and conditions of this Agreement, Lenders severally and not jointly agree to make a Borrowing through the Administrative Agent to Borrower on the Agreement Execution Date in an aggregate principal amount equal to such Lender’s Percentage of the Aggregate Commitment. The Borrowing may be a ratable Floating Rate Borrowing or ratable Fixed Rate Borrowings. Each Lender shall fund its Percentage of such Borrowing and no Lender will be required to fund any amounts in excess of such Lender’s then-current Commitment.
     DDR shall give Administrative Agent thirty (30) days prior notice of its intention to have a Wholly-Owned Subsidiary of DDR designated as a Qualified Borrower (other than DDR PR Ventures LLC, S.E.). Following receipt of such a notice, Administrative Agent agrees to promptly notify the Lenders of Borrower’s intention to have such Wholly-Owned Subsidiary of DDR designated as an additional Qualified Borrower. As a condition to such Wholly-Owned Subsidiary of DDR (other than DDR PR Ventures LLC, S.E.) becoming a Qualified Borrower, DDR shall have obtained Administrative Agent’s prior written consent, which consent may be withheld by Administrative Agent in its sole and absolute discretion. As a condition to any Borrowing to a Qualified Borrower (including DDR PR Ventures LLC, S.E.), (a) such Qualified Borrower shall have executed and delivered a Qualified Borrower Note to Administrative Agent for the benefit of each of the Lenders, (b) DDR shall have executed and delivered a Qualified Borrower Guaranty relating to amounts to be borrowed by such Qualified Borrower, and (c) Administrative Agent shall have received the items specified in Schedule 5 attached hereto with respect to such Qualified Borrower. If a Wholly-Owned Subsidiary of DDR is approved by Administrative Agent as a Qualified Borrower and such Subsidiary satisfies the foregoing conditions, this Agreement shall be deemed modified such that at any place where the term “Borrower” currently appears, such provision shall be modified to also include and apply to any such Qualified Borrower, as the context may require, and any reference to a “Note” shall include and apply to any Qualified Borrower Note, as the context may require.
     A Qualified Borrower shall have the right to request Borrowings, subject to all of the same terms and conditions as are applicable to the Borrower, provided, however, that Administrative Agent shall determine, in its sole and absolute discretion, the maximum amount of Borrowings that each such Qualified Borrower may request, such maximum amount to be reflected on Schedule 6 to this Agreement.
     Following the giving of any notice designating a Qualified Borrower, if such designation obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.
     If DDR shall designate as a Qualified Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof or Puerto Rico, any Lender may, with notice to the Administrative Agent and DDR, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Qualified Borrower (and such Lender shall, to the extent of Borrowings made to such Qualified Borrower, be deemed for all purposes hereof to have pro tanto assigned such Borrowings and participations to such Affiliate) provided that either such Affiliate is a permitted assignee pursuant to Section 12.3 or such Lender is not released from its funding obligations if such Affiliate fails to fund.
     The Aggregate Commitment may be increased from time to time by the addition of a new Lender or the increase of the Commitment of an existing Lender with the consent of only the Borrower, the Administrative Agent, and the new or existing Lender providing such additional Commitment so long as the Aggregate Commitment does not exceed $500,000,000. Any such increase in the Aggregate Commitment shall be conditioned upon the contemporaneous addition of Potential Properties as Subject Properties in accordance with Section 2A.2 and upon satisfaction of the requirements for additional Borrowings pursuant to Section 2.9 and 4.2. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit K attached hereto by the Borrower, the Administrative Agent and the new Lender or existing Lender providing such additional Commitment (the “Increase Notice”), a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. The amount of the requested increase shall be set forth in the Increase Notice. Notwithstanding the foregoing, (i) no increase in the Aggregate Commitment may occur after the date which is thirty-six (36) months following the Agreement Execution Date, and (ii) each such increase shall not be less than $25,000,000. On the effective date of each such increase in the Aggregate Commitment, the Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase to hold its or their Percentage of all ratable Borrowings outstanding at the close of business on such day, by either funding more than its or their Percentage of new ratable Borrowings made on such date or purchasing shares of outstanding ratable Loans held by the other Lenders or a combination thereof. The Lenders agree to cooperate in any required sale and purchase of outstanding ratable Borrowings to achieve such result. Borrower agrees to pay all fees associated with the increase in the Aggregate Commitment including any amounts due under Section 3.4 in connection with any reallocation of LIBOR Borrowings.
Additionally, each such Commitment increase shall be further conditioned upon satisfaction of the following:
     (a) On the date such Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Aggregate Commitment is increased, there shall exist no Default or Unmatured Default; and
     (b) The representations and warranties made by the Borrower in the Loan Documents or otherwise made by or on behalf of the Borrower in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Aggregate Commitment is increased, both immediately before and after the Aggregate Commitment is increased; and
     (c) The Borrower shall also execute and deliver to Administrative Agent and the Lenders such additional documents, instruments, certifications and opinions as the Administrative Agent may require in its reasonable discretion, including, without limitation, replacement Notes, any amendments to the Loan Documents as Administrative Agent may reasonably deem necessary or appropriate, and a Compliance Certificate demonstrating compliance with the covenants set forth in Section 6.18(ix), (x) and (xi) and representations and warranties set forth in the Loan Documents after giving effect to the increase, and the Borrower shall upon demand pay the cost of any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or transfer taxes, assessments or charges or any similar fees, taxes or expenses which are demanded in connection with such increase.
      2.2 Final Principal Payment and Extension of Maturity Date. Any outstanding Borrowings and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date. Provided no Default or Unmatured Default has occurred and is continuing, Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for two (2) successive terms (each, an “Extension Option”) of one (1) year each to (x) the Payment Date occurring in June 28, 2009, and (y) the Payment Date occurring in June 28, 2010, respectively, by submitting a request for an extension to the Administrative Agent (an “Extension Request”) no more than 90 and no fewer than 30 days prior to the then applicable Maturity Date and, as to each Extension Option, upon payment to Lender of all reasonable costs incurred by Lender in connection with such extension, whether the extension actually occurs or not. Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the Extension Request. It shall be an additional condition precedent to each extension of the Maturity Date pursuant hereto that (a) the Borrower shall have paid to the Administrative Agent for the ratable benefit of the Lenders, on or before the then applicable Maturity Date a fee equal to 0.15% of the Aggregate Commitment and (b) the Borrower shall have executed and delivered to Administrative Agent a Compliance Certificate demonstrating compliance with all covenants set forth in Section 6.18(ix), (x) and (xi) and representations and warranties set forth in the Loan Documents after giving effect to such extension.
     2.3 Ratable and Nonratable Loans. Each Borrowing hereunder shall consist of Loans made from the several Lenders ratably in proportion to their respective Percentages except as otherwise provided in Section 2.1 with respect to an increase in the Aggregate Commitment.
     2.4 Applicable Margins. Each of the ABR Applicable Margin and the LIBOR Applicable Margin to be used in calculating the interest rate applicable to different Types of Borrowings shall vary from time to time in accordance with the higher of Borrower’s then applicable Moody’s debt rating and S&P’s debt rating unless one of such two ratings is more than one rating category lower than the other, in which case the Applicable Margins shall be based on the rating category which is between such two ratings (or if there is more than one rating category in between the two ratings, the higher of such categories shall apply). The Applicable Margins shall be adjusted effective on the next Business Day following any change in Borrower’s Moody’s debt rating and/or S&P’s debt rating, as the case may be. The applicable debt ratings and the Applicable Margins are set forth in the following table:

		LIBOR	ABR
		Applicable	Applicable
S&P Rating	Moody’s Rating	Margin	Margin
A- or higher	A3 or higher	0.60%	0.15%
BBB+	Baa1	0.75%	0.15%
BBB	Baa2	0.85%	0.175%
BBB-	Baa3	1.00%	0.20%
Less than BBB-	Less than Baa3	1.40%	0.50%
In the event that either S&P or Moody’s shall discontinue their ratings of the REIT industry or the Borrower, the Borrower may seek a debt rating from another substitute rating agency reasonably satisfactory to the Administrative Agent and the Borrower. For the period from the date of such discontinuance until the first to occur of (i) the date the Borrower receives a debt rating from such new rating agency or (ii) a date 180 days after such discontinuance, the single rating from S&P or Moody’s, as the case may be, shall be used to determine the Applicable Margin. If the debt rating of the Borrower from such new rating agency is not received within such 180 day period, or if both S&P and Moody’s shall discontinue their ratings of the REIT industry or the Borrower, the Applicable Margin to be used for the calculation of interest on Borrowings hereunder shall be the highest Applicable Margin for each Type.
     If a rating agency downgrade or discontinuance results in an increase in the ABR Applicable Margin or the LIBOR Applicable Margin and if such increase is reversed and the affected Applicable Margin is restored within ninety (90) days thereafter, at Borrower’s request, Borrower shall receive a credit against interest next due the Lenders equal to interest accrued at the differential between such Applicable Margins accruing from time to time during such period of downgrade or discontinuance.
     If a rating agency upgrade results in decrease in the ABR Applicable Margin or the LIBOR Applicable Margin and if such upgrade is reversed and the affected Applicable Margin is restored within ninety (90) days thereafter, Borrower shall be required to pay an amount to the Lenders equal to the interest differential on the Borrowings during such period of upgrade.
     2.5 Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, an Administrative Agent’s fee as set forth in the Agreement Regarding Fees. The Administrative Agent’s fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof. The Administrative Agent’s fee shall also be paid upon the Maturity Date. The Administrative Agent’s fee for any partial calendar quarter shall be prorated.
     2.6 Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and the Arranger pursuant to the Agreement Regarding Fees.
     2.7 [Intentionally Omitted.]
     2.8 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Floating Rate Borrowings without prior notice to the Administrative Agent. A Fixed Rate Borrowing may be paid on the last day of the applicable Interest Period or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such prepayment, on a day prior to such last day. Any Borrowings prepaid may not be reborrowed.
     2.9 Method of Selecting Types and Interest Periods for New Borrowings. The Borrower shall select the Type of Borrowing and, in the case of each Fixed Rate Borrowing, the Interest Period applicable to each Borrowing from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) (i) not later than 8:00 a.m. Cleveland time on the Borrowing Date of each Floating Rate Borrowing, and (ii) not later than 10:00 a.m. Cleveland time, at least three (3) Business Days before the Borrowing Date for each LIBOR Borrowing, specifying:
          (i) the Borrowing Date, which shall be a Business Day, of such Borrowing,
          (ii) the aggregate amount of such Borrowing,
          (iii) the Type of Borrowing selected, and
          (iv) in the case of each Fixed Rate Borrowing, the Interest Period applicable thereto.
     The Administrative Agent shall provide a copy to the Lenders by facsimile of each Borrowing Notice and each Conversion/Continuation Notice not later than the close of business on the Business Day it is received (except for a Borrowing Notice for a Floating Rate Borrowing on the same day, Administrative Agent shall provide the notice to the other Lenders by 9:00 a.m. (Cleveland time) on such day.) Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 10:00 a.m. (Cleveland time), in the case of Floating Rate Borrowings which have been requested by a Borrowing Notice given to the Administrative Agent not later than 3:00 p.m. (Cleveland time) on the Business Day immediately preceding such Borrowing Date, or (ii) noon (Cleveland time) in the case of all other Borrowings. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
     No Interest Period may end after the Maturity Date and, unless the Lenders otherwise agree in writing, in no event may there be more than ten (10) different Interest Periods for LIBOR Borrowings outstanding at any one time.
     2.10 Conversion and Continuation of Outstanding Borrowings. Floating Rate Borrowings shall continue as Floating Rate Borrowings unless and until such Floating Rate Borrowings are converted into Fixed Rate Borrowings. Each Fixed Rate Borrowing of any Type shall continue as a Fixed Rate Borrowing of such Type until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Borrowing shall automatically convert into a Fixed Rate Borrowing with a LIBOR Interest Period of one month, until the Borrower provides the Administrative Agent with a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Fixed Rate Borrowing either continue as a Fixed Rate Borrowing of such Type for the same or another Interest Period or be converted to a Borrowing of another Type. The Borrower may elect from time to time to convert all or any part of a Borrowing of any Type into any other Type or Types of Borrowings; provided that any conversion of any Fixed Rate Borrowing shall be made on, and only on, the last day of the Interest Period applicable thereto and any conversion of a Borrowing shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof). The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Borrowing to a Fixed Rate Borrowing or continuation of a Fixed Rate Borrowing (other than with respect to an automatic conversion as set forth above) not later than 10:00 a.m. (Cleveland time) at least one Business Day, or three Business Days, in the case of a conversion into a LIBOR Borrowing or continuation of a LIBOR Borrowing having an Interest Period of other than one month, prior to the date of the requested conversion or continuation, specifying:
          (i) the requested date which shall be a Business Day, of such conversion or continuation;
          (ii) the aggregate amount and Type of the Borrowing which is to be converted or continued; and
          (iii) the amount and Type(s) of Borrowing(s) into which such Borrowing is to be converted or continued and, in the case of a conversion into or continuation of a Fixed Rate Borrowing having a LIBOR Interest Period other than one month, the duration of the Interest Period applicable thereto.

     2.11 Changes in Interest Rate, Etc. Each Floating Rate Borrowing shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Borrowing is made or is converted from a Fixed Rate Borrowing into a Floating Rate Borrowing pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Fixed Rate Borrowing pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Borrowing maintained as a Floating Rate Borrowing will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Borrowing shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Borrowing.
     2.12 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Borrowing may be made as, converted into or continued as a Fixed Rate Borrowing. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Fixed Rate Borrowing shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Borrowing shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Borrowing plus 2% per annum.
     2.13 Method of Payment.
          (i) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Cleveland time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders.
          (ii) As provided elsewhere herein, all Lenders’ interests in the Borrowings and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the

Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.
     2.14 Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Borrowings, effect selections of Types of Borrowings and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     2.15 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Borrowing shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity, whether by acceleration or otherwise. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Borrowing is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Borrowing shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     2.16 Notification of Borrowings, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent (or such earlier time as is required by Section 2.9). The Administrative Agent will notify each Lender of the interest rate applicable to each Fixed Rate Borrowing promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.17 Lending Installations. Subject to Section 3.6, each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
     2.18 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.
     2.19 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its Fixed Rate Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any Fixed Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     2.20 [Intentionally Omitted.]
     2.21 [Intentionally Omitted.]
     2.22 [Intentionally Omitted.]
     2.23 [Intentionally Omitted.]
     2.24 Application of Moneys Received. All moneys collected or received by the Administrative Agent on account of the facility directly or indirectly, shall be applied in the following order of priority:

          (i) to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;
          (ii) to the reimbursement of any yield protection due to any of the Lenders in accordance with Section 3.1;
          (iii) to the payment of all fees to the Administrative Agent;
          (iv) first to interest then due to the Lenders until paid in full and then to principal for all Lenders (other than Defaulting Lenders) in accordance with the Percentages of the Lenders until principal is paid in full;
          (v) any other sums due to the Administrative Agent or any Lender under any of the Loan Documents; and
          (vi) to the payment of any sums due to each Defaulting Lender as their respective Percentages appear (provided that Administrative Agent shall have the right to set-off against such sums any amounts due from such Defaulting Lender).
       2.25 Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
ARTICLE IIA
COLLATERAL SECURITY; RESTRICTED INTERESTS.
       2A.1 Collateral. The obligations of the Borrower under the Loan Documents shall be secured by (i) a perfected first priority lien or security title and security interest to be held by the Administrative Agent for the benefit of the Lenders in the Collateral, and (ii) such additional collateral, if any, as the Administrative Agent for the benefit of the Lenders from time to time may accept as security for the obligations of the Borrower under the Loan Documents (a) with the consent of the Required Lenders, which consent may be given or withheld in the sole discretion of the Required Lenders, or (b) which is added pursuant to Section 2A.2 or Section 2A.3.

       2A.2 Substitution or Addition of Restricted Interests. Provided no Default or Unmatured Default (other than a Default under Section 6.18(ix), (x) and (xi) which is being cured as a result of the transactions contemplated by this Section 2A.2 and/or Section 2A.3) shall have occurred hereunder or under the other Loan Documents and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2A.2 and/or Section 2A.3), the Borrower from time to time may include certain Potential Properties owned by Borrower or Wholly Owned Subsidiaries of Borrower or JDN as additional Subject Properties for the purpose of replacing existing Subject Properties or providing additional Subject Properties. Notwithstanding the foregoing, no Potential Properties shall be included as additional Subject Properties unless and until the following conditions precedent shall have been satisfied:
     (a) Borrower shall have indicated to Administrative Agent in writing whether such proposed Potential Properties are intended to be Pledged Equity Properties, Pledged Distribution Properties or Negative Pledge Properties, provided, however, that such Potential Property shall only be included as a Negative Pledge Property to the extent that the applicable Subject Property Loan Documents prohibit such Potential Property from becoming a Pledged Equity Property or a Pledged Distributions Property, and further provided, that such Potential Property shall only be included as a Pledged Distributions Property to the extent that the applicable Subject Property Loan Documents prohibit such Potential Property from becoming a Pledged Equity Property;
     (b) such Potential Properties shall qualify as Subject Properties;
     (c) the Potential Property shall be owned, directly or indirectly, one hundred percent (100%) by Borrower or a direct or indirect wholly owned Subsidiary of Borrower or JDN and Borrower or a wholly owned Subsidiary of Borrower shall have (i) total control over all decisions regarding the Potential Property (other than with respect to a Potential Property owned by JDN) (including the operation, financing and disposition thereof) or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the entities to which such Potential Property relates, whether through the ownership of voting securities, ownership interests, by contract or otherwise, with respect to Potential Property owned directly or indirectly by JDN;
     (d) Administrative Agent shall have received and approved (i) the organizational structure and organizational documents for the direct and indirect owners of such Potential Property and (ii) the operating statements with respect to such Potential Property;
     (e) there shall be no security interests in, liens on, or other encumbrances affecting such Potential Property or the Borrower’s and its Subsidiaries’ direct and indirect interests therein except security interests, liens and encumbrances expressly permitted under Section 6.15, and there shall be no restriction or prohibition on the pledge, assignment and/or transfer of the applicable Pledged Interests, including, without limitation, under the applicable Subject Property Loan Documents;

     (f) solely with respect to Potential Properties intended to constitute Pledged Interests Properties, each of the representations set forth in the Assignment of Interests to be executed pursuant to (g) below and in Section 5.21 of this Agreement shall be true and correct;
     (g) solely with respect to Potential Properties intended to constitute Pledged Properties, Borrower and any applicable Subsidiary of Borrower shall have executed and delivered to the Administrative Agent all instruments, documents, or agreements, including an Assignment of Interests in substantially the same form as the Assignment of Interests delivered to Administrative Agent on the date hereof (with such changes as Administrative Agent may reasonably deem necessary or advisable with respect to Potential Properties constituting Distributions Interests Properties), Acknowledgments in substantially the same form as the Acknowledgments delivered to Administrative Agent on the date hereof and Uniform Commercial Code financing statements and membership, partnership and stock certificates and blank transfer powers, as the Administrative Agent shall deem reasonably necessary or desirable to obtain and perfect a first priority security interest in, or lien on, the interests related to such Potential Property which are intended to constitute Pledged Interests;
     (h) with respect to Potential Properties intended to constitute (i) Pledged Equity Properties pursuant to which the Pledged Equity Interests being pledged consist of less than one hundred percent (100%) of the Capital Stock of such Assignor and (ii) Negative Pledge Properties (to the extent not prohibited by the applicable Subject Property loan Documents), DDR shall have delivered to Administrative Agent an Account Agreement and a Springing Instruction Letter in form and substance satisfactory to Administrative Agent and Uniform Commercial Code financing statements and other documents, as the Administrative Agent shall deem reasonably necessary or desirable to obtain and perfect a first priority security interest in, or lien on, the Pledged Equity Funds related to such Potential Property;
     (i) with respect to Potential Properties intended to constitute Pledged Distributions Properties, the applicable Subject Property Owner shall have executed and delivered to the Administrative Agent an Account Agreement and an Instruction Letter in form and substance satisfactory to Administrative Agent and Uniform Commercial Code financing statements and other documents, as the Administrative Agent shall deem reasonably necessary or desirable to obtain and perfect a first priority security interest in, or lien on, the Excess Funds related to such Potential Property, provided, however, that notwithstanding anything contained herein to the contrary, Administrative Agent may agree to accept, in its sole and absolute discretion, a lien on Borrower’s interests in certain accounts maintained by depository institutions for the benefit of DDR with respect to rental and other income distributed to DDR which is attributable to such Potential Property and a Springing Instruction Letter related thereto in lieu of a lien on Excess Funds and an Instruction Letter related thereto with respect to any such Potential Property which is intended to constitute a Pledged Distributions Property;
     (j) prior to or contemporaneously with such addition or substitution, the Borrower shall submit to Administrative Agent a Compliance Certificate demonstrating that after giving effect to such addition or substitution, no Default or Unmatured Default shall exist with respect to Section 6.18(ix), (x) and (xi) (and Administrative Agent shall promptly forward a copy of such Compliance Certificate to the Lenders);
     (k) the Administrative Agent, on behalf of the Lenders, shall have received any certificates, opinions or other information or documentation with respect to the applicable Potential Property and related proposed Pledged Interest(s) (if any) as the Administrative Agent, shall deem reasonably necessary or desirable; and
     (l) after giving effect to the inclusion of such Potential Properties as Subject Properties, the Borrower shall be in compliance with all covenants contained herein and in the other Loan Documents.
       If all of the foregoing conditions precedent shall have been satisfied, each such Potential Property shall be deemed a Subject Property and a Pledged Equity Property, Pledged Distributions Property or Negative Pledge Property (consistent with Borrower’s designation pursuant to clause (a) above), and Administrative Agent may unilaterally amend Schedule 1.1, Schedule 1.2 and Schedule 1.3, as applicable, to give effect to such addition and/or substitution and the Lenders shall be deemed, without taking any action, to have waived any violation of the covenants set forth in Section 6.18(ix), (x) and (xi) that Borrower cures by means of the inclusion of such Potential Properties as Subject Properties.
       2A.3 Cash Collateral Account. In the event that (a) the Borrower desires to sell or refinance a Subject Property and such sale or refinance would result in a Default or Unmatured Default under Section 6.18(ix), (x) or (xi) hereunder immediately after giving effect to such sale or refinance, (b) Borrower desires to cure a Default or Unmatured Default under Section 6.18(ix), (x) or (xi) hereunder, or (c) Borrower desires to replace a Subject Property with cash collateral, Borrower may establish with the Administrative Agent for the benefit of the Lenders a “cash collateral” account of the Borrower (“Cash Collateral Account”) into which Borrower may elect to deposit cash to be included in the calculation of Borrower’s compliance with Sections 6.18(ix), (x) and (xi) hereof. The Borrower hereby grants a security interest in the Cash Collateral Account and all amounts held therein from time to time (the “Cash Collateral”) to the Administrative Agent for the benefit of the Lenders to secure the Obligations. The Borrower shall execute and deliver to Administrative Agent for the account of the Lenders, such further documents and instruments as Administrative Agent may request to evidence the creation and perfection of such security interest in the Cash Collateral Account and the Cash Collateral (including, without limitation, a Cash Collateral Account Agreement in form and substance reasonably satisfactory to Administrative Agent). Only the Administrative Agent shall have access to the Cash Collateral Account and the Cash Collateral. If all of the foregoing conditions have been satisfied, the Cash Collateral shall be included as Collateral hereunder and the Lenders shall be deemed to have waived any violation of the covenants set forth in Sections 6.18(ix), (x) or (xi) that Borrower cures by means of the inclusion of such Cash Collateral as Collateral hereunder. So long as there does not exist a continuing Default, to the extent that all or a portion of the Cash Collateral deposited in the Cash Collateral Account is not needed to maintain the Borrower’s compliance with Sections 6.18(ix), (x) and (xi) hereof, the Borrower may request in writing that Administrative Agent return the portion of such Cash Collateral not required to maintain such compliance with Sections 6.18(ix), (x) and (xi) (the “Excess Cash Collateral”).

Administrative Agent shall promptly return the Excess Cash Collateral to Borrower upon Administrative Agent’s receipt of such request and Administrative Agent’s agreement with the calculations set forth therein. Upon the occurrence of a Default (and during the continuance thereof), at the direction of the Required Lenders, the Administrative Agent may declare a portion of the principal balance of the Loans equal to any amounts then on deposit in the Cash Collateral Account to be due and payable without demand. Such amounts shall be withdrawn from the Cash Collateral Account by the Administrative Agent and shall be applied to the Obligations. Additionally, in the event that Borrower has not replaced any such Cash Collateral deposited in the Cash Collateral Account by adding Potential Properties as additional Subject Properties in accordance with Section 2A.2 within ninety (90) days after the deposit of such Cash Collateral in the Cash Collateral Account, Administrative Agent may withdraw such Cash Collateral from the Cash Collateral Account and apply such funds to the Obligations.
       2A.4 Sale of a Subject Property. Provided no Default or Unmatured Default shall have occurred hereunder or under the other Loan Documents and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2A.4 and transactions simultaneously occurring under Section 2A.2 and/or 2A.3, if any), a Subject Property Owner may from time to time sell, transfer or otherwise convey a Subject Property (or the Borrower or a Subsidiary may sell, transfer or convey the direct or indirect interests in such Subject Property Owner) or enter into a Joint Venture pursuant to which Borrower no longer owns directly or indirectly 100% of the interests in a Subject Property Owner (or at least 98.5% with respect to a Subject Property Owner directly or indirectly owned by JDN), provided that such sale, transfer, conveyance or consummation of such a Joint Venture shall be upon the following terms and conditions:
     (a) The Borrower shall deliver to the Administrative Agent written notice of the desire to consummate each such sale, transfer, conveyance or Joint Venture on or before the date that is five (5) Business Days prior to the date on which each such sale, transfer, conveyance or Joint Venture is to be effected;
     (b) On or before the date that is five (5) Business Days prior to the date of such sale, transfer or conveyance or the consummation of such Joint Venture, the Borrower shall submit to Administrative Agent a Compliance Certificate demonstrating that after giving effect to (i) such sale, transfer or conveyance or Joint Venture and (ii) the prepayment described in (c) below or the deposit of the cash collateral with Administrative Agent described in (c) below, if any, no Default or Unmatured Default shall exist with respect to Section 6.18(ix), (x) or (xi); and
     (c) To the extent required to remain in compliance with Borrower’s covenant set forth in Section 6.18(ix), (x) or (xi) the Borrower shall, on or before such sale, transfer or conveyance or the consummation of such Joint Venture, either (a) provide additional Subject Properties pursuant to and in accordance with Section 2A.2 necessary to remain in compliance with Borrower’s covenant set forth in Section 6.18(ix), (x) or (xi), (b) pay to the Administrative Agent for the account of the Lenders, which payment shall be applied to reduce the outstanding principal balance of the Loans, a release price for such Property in an amount necessary to remain in compliance with Borrower’s covenant set forth in Section 6.18(ix), (x) or (xi) or (c) deposit with Administrative Agent cash collateral in accordance with Section 2A.3 in an amount necessary to remain in compliance with Borrower’s covenants set forth in Section 6.18(ix), (x) and (xi). Such payments shall be applied to reduce the outstanding principal balance of the Loans; provided, that the Borrower shall not be required to make a payment which would reduce the principal balance below zero.
       After giving effect to such sale, transfer or conveyance or Joint Venture, the underlying Project that was the subject of such sale, transfer or conveyance or Joint Venture shall no longer be a Subject Property, and Administrative Agent may unilaterally amend Schedule 1.1, Schedule 1.2 and Schedule 1.3, as applicable to give effect to such sale, transfer, conveyance or Joint Venture.
       2A5. Release of Pledged Interest. Provided no Default or Unmatured Default shall have occurred hereunder or under the other Loan Documents and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2A.5), the Administrative Agent shall release a Pledged Interest from the lien or security title of the Security Documents encumbering the same, subject to and upon the following terms and conditions:
     (a) The Borrower shall deliver to the Administrative Agent written notice of the desire to obtain such release on or before the date which is five (5) Business Days prior to the date on which each such release is to be effected;
     (b) On or before the date which is five (5) Business Days prior to the date of such release, the Borrower shall submit to Administrative Agent a Compliance Certificate demonstrating that after giving effect to (i) such release and (ii) the prepayment described in (c) below or the deposit of the cash collateral with Administrative Agent described in (c) below, if any, no Default or Unmatured Default shall exist with respect to Section 6.18(ix), (x) or (xi); and
     (c) To the extent required to remain in compliance with Borrower’s covenants set forth in Section 6.18(ix), (x) or (xi) the Borrower shall, simultaneously with or prior to such release, either (a) provide additional Subject Properties pursuant to and in accordance with Section 2A.2 necessary to remain in compliance with Borrower’s covenants set forth in Section 6.18(ix), (x) or (xi), (b) pay to the Administrative Agent for the account of the Lenders, which payment shall be applied to reduce the outstanding principal balance of the Loans, a release price for such Property in an amount necessary to remain in compliance with Borrower’s covenants set forth in Section 6.18(ix), (x) or (xi) or (c) deposit with Administrative Agent cash collateral in accordance with Section 2A.3 in an amount necessary to remain in compliance with Borrower’s covenants set forth in Section 6.18(ix), (x) and (xi). Such payments shall be applied to reduce the outstanding principal balance of the Loans; provided, that the Borrower shall not be required to make a payment which would reduce the principal balance below zero.
       After giving effect to such release, the underlying Project that was the subject of such release shall no longer be a Subject Property, and Administrative Agent may unilaterally amend Schedule 1.1, Schedule 1.2 and Schedule 1.3, as applicable to give effect to such release.

ARTICLE III
CHANGE IN CIRCUMSTANCES
       3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
          (i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Loans, or
          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Borrowings), or
          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Fixed Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Fixed Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Fixed Rate Loans held or interest received by it, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Fixed Rate Loans or Commitment or to reduce the return receivable by such Lender or applicable Lending Installation, as the case may be, in connection with such Fixed Rate Loans, Commitment or participations therein, then, within 30 days of demand by such Lender, the Borrower shall pay such Lender, such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount receivable.
     3.2 Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 30 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, the Loans or its obligation to make Loans, as the case may be, hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3 Availability of Types of Borrowings. If any Lender in good faith determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of the affected Type of Borrowing and require any Fixed Rate Borrowings of the affected Type to be repaid; or if the Required Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund Fixed Rate Borrowings are not available, the Administrative Agent shall suspend the availability of the affected Type of Borrowing with respect to any Fixed Rate Borrowings made after the date of any such determination, or (ii) an interest rate applicable to a Type of Borrowing does not accurately reflect the cost of making a Fixed Rate Borrowing of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall suspend the availability of the affected Type of Borrowing with respect to any Fixed Rate Borrowings made after the date of any such determination. If the Borrower is required to so repay a Fixed Rate Borrowing, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Alternate Base Rate.
     3.4 Funding Indemnification. If any payment of a ratable Fixed Rate Borrowing occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable Fixed Rate Borrowing is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any loss or cost only if and to the extent that a Lender requests such indemnification from the Borrower incurred by it resulting therefrom (determined by the Agent at a Lender’s request as set forth below for Fixed Rate Borrowings) (“Breakage Costs”), including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the ratable Fixed Rate Borrowing, and shall pay all such losses or costs within fifteen (15) days after written demand therefor. Without limitation of any losses arising from changes in the Fixed Rate adverse to the Lenders, in no event will the administrative fee payable by the Borrower as a result of such early payment or failure to make an advance exceed $250 per contract occurrence per Lender (such amount shall be payable only if and to the extent that a Lender requests such administrative fees from Borrower) to be billed by the Administrative Agent within ten (10) Business Days following the applicable quarter end along with Breakage Costs. Breakage Costs for a Fixed Rate Borrowing shall be determined by the Administrative Agent on behalf of that Lender by multiplying the amount prepaid by the amount, if any, by which (x) a Fixed Rate for a term quoted on page 3750 of the Dow Jones Market Service telerate screen and closest to (but at least as long as) the remaining duration of the Interest Period as the case may be for the principal sum being prepaid, and for an amount comparable to such principal sum, is less than (y) the Fixed Rate in effect for the principal sum being so prepaid, immediately prior to the prepayment of such sum, all as determined as of the date of the occurrence of the event giving rise to the Breakage Costs.
       3.5 Taxes.
          (i) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
          (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
          (iii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
          (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or any successor or other applicable form prescribed by the IRS), certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the

Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
          (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.
          (vi) Each Non-U.S. Lender shall promptly notify the Borrower of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it to mitigate or avoid, any obligation by the Borrower to pay any amount pursuant to Section 3.5. Without limiting the foregoing, each Non-U.S. Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described above.
          (vii) If any Lender or the Administrative Agent receives a refund or credit in respect of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, such Lender or Administrative Agent shall within 30 days from the date of such receipt pay over the amount of such refund or credit to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon request of such Lender or Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender or Administrative Agent in the event such Lender or Administrative Agent is required to repay such refund or credit to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

          (viii) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.
          (ix) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.
       3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Fixed Rate Borrowings under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT
       4.1 Initial Borrowing. The Lenders shall not be required to make the Borrowing on the Agreement Execution Date hereunder unless (a) the Borrower shall, prior to or concurrently with such Borrowing, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following (the term “Borrower” being deemed to include any Qualified Borrower as of the Agreement Execution Date):
          (i) The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of the Lenders (including the Qualified Borrower Note), this Agreement and the Qualified Borrower Guaranty;
          (ii) (A) Certificates of good standing for each Borrower and each Assignor from the states of organization of each Borrower and each Assignor, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date, and (B) current foreign qualification certificates for the Borrower and each Assignor, certified by the appropriate governmental officer, for each jurisdiction in which the Subject Properties in which it owns an interest are located and in each other jurisdiction where the failure of the Borrower or any Assignor to so qualify or be licensed (if required) would have a Material Adverse Effect;
          (iii) Copies of the formation documents (including code of regulations, if appropriate) of the Borrower, each of the Assignors (and such Assignor’s managing partner, general partner or managing member) and each Subsidiary of the Assignors that is a direct or indirect owner of the Subject Properties certified by an officer of the Borrower, such Assignor and such other owners (or such Assignor’s and such other owner’s managing partner, general partner or managing member), respectively, together with all amendments thereto;
          (iv) Incumbency certificates, executed by officers of the Borrower and each of the Assignors (or such Assignor’s managing partner, general partner or managing member), which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of the Borrower and such Assignor and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
          (v) Copies, certified by a Secretary or an Assistant Secretary of the Borrower and each of the Assignors (or such Assignor’s managing partner, general partner or managing member) of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower and each Assignor hereunder;

          (vi) A written opinion of the Borrower’s and Assignors’ counsel, addressed to the Lenders in substantially the form of Exhibit B hereto or such other form as the Administrative Agent may reasonably approve;
          (vii) A certificate, signed by an officer of the Borrower, stating that on the Agreement Execution Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of the Borrower are true and correct as of the Agreement Execution Date provided that such certificate is in fact true and correct;
          (viii) The most recent financial statements of the Borrower and the most recent operating statements with respect to each Subject Property;
          (ix) UCC financing statement, judgment, and tax lien searches with respect to Borrower, each Assignor and each other direct and indirect owner of the Subject Properties from their respective States of organization;
          (x) Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
          (xi) [Intentionally Omitted.]
          (xii) Evidence that all upfront fees due to each of the Lenders under the terms of their respective commitment letters have been paid, or will be paid out of the proceeds of the Borrowing made on the Agreement Execution Date;
          (xiii) The duly executed originals of the Security Documents signed by each of the parties thereto (or receipt by the Administrative Agent from a party thereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with the originally executed counterparts thereof). Additionally, the Administrative Agent shall have received, at the Borrower’s expense, evidence in form and substance satisfactory to the Administrative Agent that the Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable first priority security interest in the Collateral described in the Security Documents and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such security interests have been duly effected and that any and all consents necessary or desirable with respect to such security interest, have been received and remain in full force and effect as of the Agreement Execution Date;
          (xiv) Evidence in form and substance satisfactory to the Administrative Agent, that the sum of (a) outstanding principal balance of the Loans (less the amount of cash on deposit in the Cash Collateral Account, if any) on the Agreement Execution Date plus (b) the sum of the Subject Property Indebtedness as of the Agreement Execution Date, is not greater than seventy percent (70%) of the then Value of Subject Properties;

          (xv) A copy of a Springing Instruction Letter duly executed by an authorized officer of each of the Depository Banks and the Borrower, provided, however, that solely with respect to the Subject Properties known as Bandera Pointe and University Hills Shopping Center, in lieu of executing a Springing Instruction Letter, Borrower shall execute an agreement which provides that upon the occurrence and during the continuation of a Default, Borrower shall cause all Pledged Equity Funds with respect to such Subject Properties to be deposited directly into the Deposit Accounts; and
          (xvi) Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.
       4.2 Each Borrowing. The Lenders shall not be required to make any Borrowing unless on the applicable Borrowing Date:
          (i) There exists no Default or Unmatured Default; and
          (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date with respect to Borrower and to any Subsidiary in existence on such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.
       Each Borrowing Notice with respect to each such Borrowing shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
       The Borrower represents and warrants to the Lenders that:
       5.1 Existence. DDR is a corporation duly organized and validly existing under the laws of the State of Ohio, with its principal place of business in Beachwood, Ohio and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each Qualified Borrower is duly organized and validly existing under the laws of its state of organization, properly licensed (if required) in good standing, and has requisite authority to conduct its businesses in each jurisdiction in which its business is conducted except where the failure to be qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2 Authorization and Validity. The Borrower and the Assignors have the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform their respective obligations thereunder. The execution and delivery by the Borrower and the Assignors of the Loan Documents and the performance of their respective obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower and the Assignors enforceable against the Borrower and the Assignors, respectively, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower or the Assignors of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation, by-laws, partnership agreement, operating agreement or other organizational documents, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement except those in favor of the Administrative Agent under the Security Documents. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement, or the filing of information concerning this Agreement, with the Securities and Exchange Commission.
     5.4 Financial Statements; Material Adverse Change. All consolidated financial statements of the Borrower and its Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent audited financial statements delivered to the Lenders through the Agreement Execution Date, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower, its Subsidiaries, the Collateral and the Subject Properties which could reasonably be expected to have a Material Adverse Effect.
     5.5 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and remain outstanding (i) with respect to any of the Collateral Properties or (ii) for amounts in excess of $250,000 with respect to Projects other than the Collateral Properties. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.6 Litigation and Guarantee Obligations. Except as set forth on Schedule 3 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower, any of its Subsidiaries, the Collateral or the Subject Properties which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the disclosure of the litigation identified on Schedule 3 or in a notice to Administrative Agent, unless such disclosure has been approved by the Required Lenders, the Borrower, based on consultation with its counsel, represents that the Borrower is unlikely to suffer any material adverse result in such litigation. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.
     5.7 Subsidiaries. Schedule 4 sets forth the name of, and the ownership interest of the Borrower and its Subsidiaries in each Assignor and each Subsidiary of such Assignors, in each case as of the Agreement Execution Date. The shares of each corporate Pledged Entity held by an Assignor are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any Liens. The interest of each Assignor in each non-corporate Pledged Entity is owned free and clear of any Liens.
     5.8 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
     5.9 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender will be, to the knowledge of Borrower, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in light of the circumstances and purposes for which such information was provided at such time.
     5.10 Regulation U. The Borrower has not used the proceeds of any Borrowing to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.

     5.11 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.
     5.12 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.
     5.13 Ownership of Properties. Except as set forth on Schedule 2 hereto, on the date of this Agreement, the Borrower and its Subsidiaries have good and marketable title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the financial statements as owned by it.
     5.14 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.15 Intentionally Omitted.
     5.16 Solvency. (i) Immediately after the Agreement Execution Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

          (i) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
       5.17 Insurance. The Borrower and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:
          (i) Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Project (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);
          (ii) Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;
          (iii) Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and
          (iv) Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.
       5.18 REIT Status. The Borrower is in good standing on the New York Stock Exchange, is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.
       5.19 Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) To the best knowledge of the Borrower, the Projects of the Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws.
     (b) To the best knowledge of the Borrower, (i) the Projects of the Borrower and its Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.
     (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.
     (e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.
     (f) To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
        5.20 Setoff. The rights of the Administrative Agent and the Lenders with respect to the Collateral are not subject to any setoff, withholdings or other defenses. The Borrower and the Assignors are the owners of the Collateral free from any lien, security interest, encumbrance, setoff or other claim or demand other than Liens expressly permitted pursuant to Section 6.15.
        5.21 Subject Properties. The Projects identified on Schedule 1.1, Schedule 1.2 and Schedule 1.3 each satisfy the requirements for Subject Properties set forth in the definition of “Subject Properties”. The Subject Property Loan Documents prohibit (a) the Negative Pledge Properties from being included as Pledged Equity Properties and Pledged Distributions Properties, and (b) the Pledged Distributions Properties from being included as Pledged Equity Properties, and the applicable Assignor has pledged to Administrative Agent as Collateral all of the right, title and interest of such Assignor in and to the Capital Stock and Distributions that such Assignor is permitted to pledge under such Subject Property Loan Documents. The Subject Property Loan Documents and the organizational documents of the direct and indirect owners of the Subject Properties do not prohibit, restrict or limit the pledge of the Collateral to

Administrative Agent or the subsequent transfer or assignment of the Collateral, other than, solely with respect to the Puerto Rico Properties, the requirement to deliver notice of any such subsequent transfer or assignment and a non-consolidation opinion to the lender under the Subject Property Loan Documents which encumber such Puerto Rico Properties in connection with any transfer or assignment (but not pledge) of the Collateral related to such Puerto Rico Properties and other than those conditions to the subsequent transfer of the Pledged Equity Interests that are identified in Schedule 5.21 attached hereto and made a part hereof.
     5.22 OFAC. The Borrower and its Subsidiaries are not (and will not be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and are not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, each of Borrower and its Subsidiaries hereby agrees to provide to the Lenders any additional information that a Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.
     5.23 Unencumbered Assets. Each of the assets included as an Unencumbered Asset for purposes of the covenants contained herein, satisfies each of the requirements for an Unencumbered Asset set forth in the definition thereof.
ARTICLE VI
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:
          (i) As soon as available, but in any event not later than 45 days after the close of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ended June 30, 2006, for the Borrower and its Subsidiaries, a copy of Borrower’s Financial Statements in the form filed under 10-Q which shall include an unaudited consolidated balance sheet as of the close of each such period, which may be in the form filed as its 10-Q, and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower’s chief financial officer or chief accounting officer;
          (ii) As soon as available, but in any event not later than 45 days after the close of the first three fiscal quarters, for the Borrower and its Subsidiaries, a copy of the Borrower’s Quarterly Financial Supplement and other schedules as may be required containing the following reports in form and substance reasonably satisfactory to the Lenders, which may be in the form filed as its 10-Q, all certified by the entity’s chief financial officer or chief accounting officer: a statement of Funds From Operations, a statement detailing Consolidated Outstanding Indebtedness, Consolidated Secured Indebtedness, Consolidated Unsecured Indebtedness, Consolidated Cash Flow and an Asset Schedule listing all assets and their net operating income with a breakdown between Unencumbered Assets and other assets, and newly acquired Projects, and Borrower will provide such other information on all Projects as may be reasonably requested;
          (iii) As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Borrower and its Subsidiaries, audited financial statements in the form filed as 10-K, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by PricewaterhouseCoopers (or other independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent);
          (iv) Together with the quarterly and annual financial statements required hereunder, a Compliance Certificate signed by the Borrower’s chief financial officer or chief accounting officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;
          (v) As soon as possible and in any event within 10 days after a responsible officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;
          (vi) As soon as possible and in any event within 10 days after receipt by a responsible officer of the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect;
          (vii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;

          (viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other reports and any other public information which the Borrower or any of its Subsidiaries files with the Securities Exchange Commission;
          (ix) Prompt written notice of any default or event of default under any of the Subject Property Loan Documents together with copies of any such notices of default or event of default;
          (x) If required by Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 6.1(i) and 6.1(iii), a list of all the Subject Properties owned by any Subsidiary of the Borrower as of the last day of such fiscal quarter setting forth the following information with respect to each such Subject Property as of such date: (i) location; (ii) the Net Operating Income for such Subject Property during such fiscal quarter, and (iii) a list of the Subject Property Indebtedness for such Subject Property in the form of Schedule 2; and
          (xi) Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
        6.2 Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Borrowings for the general corporate purposes of the Borrower, including working capital needs, the repayment of Indebtedness, financing for property acquisitions of new Projects and construction of new improvements or expansions of existing improvements on Projects. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Borrowings (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto, or (iii) to make any Acquisition other than a Permitted Acquisition.
        6.3 Notice of Default. The Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
        6.4 Conduct of Business. The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited partnership or limited liability company, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted pursuant to Section 6.12 and Permitted Acquisitions) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of retail, office or industrial properties, and ancillary businesses specifically related to such types of properties.
     6.5 Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside, provided, that with respect to the Collateral, the Subject Properties and the Borrower’s direct and indirect interests in the Subject Properties, forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower or the applicable Subsidiary of the Borrower either (i) will provide a bond issued by a surety reasonably acceptable to the Administrative Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge, levy or claim.
     6.6 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.17 on all their Property and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.
     6.7 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.
     6.8 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects and Properties, reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, ordinary wear and tear excepted.
     6.9 Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Lenders upon reasonable notice, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.
     6.10 Maintenance of Status. The Borrower shall at all times (i) remain a corporation listed and in good standing on the New York Stock Exchange, and (ii) maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.
     6.11 Restricted Payments. Except as otherwise set forth in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock,

(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (d) the Borrower may make Restricted Payments if there is no then existing Default or Unmatured Default hereunder (after notice thereof to Borrower) and either (i) Restricted Payments paid on account of any fiscal quarter, in the aggregate, would not exceed 95% of Funds From Operations for such fiscal quarter, or (ii) Restricted Payments paid on account of any fiscal year, in the aggregate, would not exceed 90% of Funds From Operations for such fiscal year. Notwithstanding the foregoing, the Borrower shall be permitted at all times to distribute whatever amount of dividends is necessary to maintain its tax status as a real estate investment trust.
     6.12 Merger; Sale of Assets. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any merger (other than mergers in which such entity is the survivor and mergers of Subsidiaries (but not the Borrower) as part of transactions that are Permitted Acquisitions provided that following such merger the target entity becomes a Wholly-Owned Subsidiary of Borrower), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (a) such transactions that occur between Wholly-Owned Subsidiaries or between Borrower and a Wholly-Owned Subsidiary, (b) mergers solely to change the jurisdiction of organization of a Subsidiary, and (c) as otherwise approved in advance by the Required Lenders. Notwithstanding the foregoing, the Borrower shall not, directly or indirectly, permit any merger or consolidation of any direct or indirect owner of any Subject Property or any transfer of a Subject Property unless (i) such transaction satisfies the requirements of Section 2A.3, and (ii) if in connection with such transaction additional Collateral is proposed to be pledged to Administrative Agent or if Administrative Agent deems it reasonably necessary or desirable in order to maintain, obtain and/or perfect a first priority security interest in, or lien on, the Collateral affected by such transaction which is intended to remain Collateral following such transaction, Borrower and any applicable Subsidiary of Borrower shall have executed and delivered to the Administrative Agent all instruments, documents, or agreements as Administrative Agent shall deem reasonably necessary, including an Assignment of Interests, an Account Agreement, Instruction Letter, Acknowledgments and Uniform Commercial Code financing statements and membership, partnership and stock certificates and blank transfer powers, as the Administrative Agent shall deem reasonably necessary or desirable to continue and/or obtain and perfect a first priority security interest in, or lien on, such Collateral.
     6.13 Sale and Leaseback. The Borrower will not, nor will it permit any of its Subsidiaries to, (i) sell or transfer a Substantial Portion of its Property with respect to any Property other than any Subject Property or any Restricted Interests or (ii) sell or transfer any portion of any Subject Property or any Restricted Interests except as expressly permitted in Section 2A.3, in order to concurrently or subsequently lease such Property as lessee.
     6.14 Acquisitions and Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

          (i) Cash Equivalents;
          (ii) Investments in existing Subsidiaries, Investments in Subsidiaries formed for the purpose of developing or acquiring Properties, Investments in joint ventures and partnerships engaged solely in the business of purchasing, developing, owning, operating, leasing and managing retail properties and office and industrial properties;
          (iii) transactions permitted pursuant to Section 6.12; and
          (iv) Acquisitions of Persons whose primary operations consist of the ownership, development, operation and management of retail, office or industrial properties;
provided that, after giving effect to such Acquisitions and Investments, Borrower continues to comply with all its covenants herein. Acquisitions permitted pursuant to this Section 6.14 shall be deemed to be “Permitted Acquisitions”.
        6.15 Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
          (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books or the existence of which do not otherwise violate Section 6.5;
          (ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business upon Property other than the Collateral which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
          (iii) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
          (iv) Easements, restrictions and such other non-monetary encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;
          (v) Liens upon Property other than the Collateral, the Subject Properties and Borrower’s direct and indirect interests therein, other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein;
          (vi) Liens arising pursuant to or in connection with the agreements listed on Schedule 6.16 attached hereto and made a part hereof and first priority mortgages and related financing statements and first priority security agreements on the Subject Properties in existence on the date hereof or encumbering a Project on or after the date hereof which becomes a Subject Property after the date hereof pursuant to Section 2A.2 and any first priority mortgages and related financing statements and first priority security agreements in connection with a refinancing of any such Subject Property Indebtedness, provided that the existence of such mortgages and the Indebtedness secured thereby does not cause the Borrower to be in violation of Sections 6.18(ix), (x) and (xi), and further provided, however, that prior to Borrower or any of its Subsidiaries obtaining any such refinancing of any Pledged Property, Borrower shall provide to Administrative Agent contemporaneously with or prior to such refinance (a) a Compliance Certificate demonstrating that after giving effect to such refinance, no Default shall exist with respect to the covenants set forth in Sections 6.18(ix), (x) and (xi), (b) evidence satisfactory to Administrative Agent that the loan documents evidencing such new indebtedness do not restrict or prohibit the pledge, assignment and/or transfer of the applicable Pledged Interests and (c) such replacements or amendments to the applicable Account Agreement and Instruction Letter as Administrative Agent may reasonably deem necessary or advisable;
          (vii) Liens in favor of the Administrative Agent and the Lenders under the Loan Documents;
          (viii) Collaterally Assigned Intercompany Liens; and
          (ix) (a) disputed mechanic’s liens in existence on the date hereof encumbering the Subject Property known as Mooresville Consumer Square, provided, however, that the applicable Subject Property Owner maintains title insurance from a national title insurance company in an amount in excess of such liens which insures over such liens and otherwise reasonably satisfactory to Administrative Agent, and upon the commencement of any proceedings to foreclose any such lien, the Borrower or the applicable Subsidiary Property Owner either (i) will take such actions as may be reasonably necessary to stay all such proceedings or (ii) will promptly pay such charge or claim, and (b) similar disputed mechanic’s liens on other Subject Properties provided, however, Borrower has obtained Agent’s prior written consent to such liens.
Liens permitted pursuant to this Section 6.15 shall be deemed to be “Permitted Liens”.
        6.16 Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

     6.17 Financial Undertakings. The Borrower will not enter into or remain liable upon, nor will it permit any Subsidiary to enter into or remain liable upon, any Financial Undertaking, except to the extent required to protect the Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.
     6.18 Indebtedness, Cash Flow and Collateral Covenants. The Borrower on a consolidated basis with its Subsidiaries shall not permit, as of the last day of any fiscal quarter:
          (i) Consolidated Outstanding Indebtedness to exceed sixty percent (60%) of Consolidated Market Value, provided that such percentage may be up to sixty-five percent (65%) for up to two quarters during the term of the Loan;
          (ii) Consolidated Secured Indebtedness to exceed thirty-five percent (35%) of Consolidated Market Value;
          (iii) the Value of Unencumbered Assets to be less than 1.60 times the Consolidated Unsecured Indebtedness;
          (iv) [Intentionally Omitted];
          (v) [Intentionally Omitted];
          (vi) Consolidated Cash Flow to be less than 1.5 times Fixed Charges, based on the most recent two (2) fiscal quarters;
          (vii) Investments in Investment Affiliates, as determined in accordance with GAAP, to exceed thirty percent (30%) of Consolidated Market Value;
          (viii) The Consolidated Group’s aggregate Investment in Developable Land, Passive Non-Real Estate Investments, First Mortgage Receivables, Assets Under Development, and Properties not located in the United States or Puerto Rico to exceed thirty percent (30%) of Consolidated Capitalization Value. Developable Land, Passive Non-Real Estate Investments and First Mortgage Receivables will be valued at the lower of acquisition cost or market value;
          (ix) the aggregate Secured Facility Net Operating Income of the Subject Properties for the prior twelve (12) months to be less than 1.35 times the Implied Debt Service of the Borrower and the Subject Property Owners for such period;
          (x) the Value of Subject Properties consisting of Pledged Distribution Properties and Pledged Equity Properties to be less than seventy percent (70%) of the aggregate Value of Subject Properties for all Subject Properties;
          (xi) the sum of (a) outstanding principal balance of the Loans (less the amount of cash on deposit in the Cash Collateral Account, if any) plus (b) the sum of the Subject Property Indebtedness, to be more than seventy percent (70%) of the then Value of Subject Properties;

          (xii) [Intentionally Omitted];
          (xiii) the Subject Property Owners to incur any Indebtedness other than (x) secured Indebtedness of the Subject Property Owners in favor of Borrower provided, however, that as a condition to entering into such secured Indebtedness, Borrower shall have delivered to Administrative Agent (a) an allonge to the notes evidencing any such secured Indebtedness, in form and substance reasonably satisfactory to Administrative Agent, and (b) an assignment of mortgage and loan documents in form and substance reasonably satisfactory to Administrative Agent, assigning all of the Borrower’s right, title and interest in and to any documents evidencing or securing such secured Indebtedness (the “Collaterally Assigned Intercompany Liens”), and (y) the Subject Property Indebtedness, the foregoing, being subject however, to the covenants and restrictions set forth in Sections 6.18 (ix), (x) and (xi).
        6.19 Environmental Matters. Borrower and its Subsidiaries shall:
     (a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.
     (c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
     (d) Prior to the acquisition of a new Project after the Agreement Execution Date, perform or cause to be performed an environmental investigation consistent with standards used by institutional purchasers of similar properties. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes.
ARTICLE VII
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Default:
     7.1 Nonpayment of any principal payment on any Note when due.
     7.2 Nonpayment of interest upon any Note or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.
     7.3 The breach of any of the terms or provisions of Sections 6.2 through 6.21 and 6.23.
     7.4 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
     7.5 The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Administrative Agent or any Lender.
     7.6 Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness, in excess of $50,000,000 in the aggregate; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits any Indebtedness, in excess of $50,000,000 in the aggregate to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome).

     7.7 The Borrower, any Assignor, any other direct or indirect owner of a Subject Property, or any Subject Property Owner, or any other Subsidiary having more than $20,000,000 of Equity Value, shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.
     7.8 A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, any Assignor, any other direct or indirect owner of a Subject Property, or any Subject Property Owner, or any Subsidiary having more than $20,000,000 of Equity Value, or for any Substantial Portion of the Property of the Borrower or such Subsidiary, or for any of the Collateral, the Subject Properties or Borrower’s direct or indirect interests therein, or a proceeding described in Section 7.7(iv) shall be instituted against the Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.
     7.9 The Borrower or any of its Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against Borrower, any Subsidiary, the Collateral or any of the Subject Properties would exceed $20,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.
     7.10 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.
     7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such

Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.
     7.12 Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), environmental problems at Properties owned by the Borrower or any of its Subsidiaries or Investment Affiliates if the estimated costs of remediation at all such Properties in the aggregate exceed $20,000,000.
     7.13 The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.
     7.14 The occurrence of any Material Adverse Effect.
     7.15 There shall occur a “Default” under and as defined in the Unsecured Credit Agreement.
     7.16 Default under Subject Property Loan Documents. The Borrower hereby expressly agrees that upon the occurrence and during the continuation of a Default, the Administrative Agent shall have the right, but not the obligation, to pay any sums or to take any action, to the extent that the applicable Subject Property Owner is permitted to take such action under the terms of the Subject Property Loan Documents, which the Administrative Agent deems necessary or advisable to cure any “Default” (as defined in the applicable Subject Property Loan Documents, or if not defined therein, the word or phrase used therein having similar meaning) or alleged “Default” under the Subject Property Loan Documents (whether or not the Subject Property Owners are undertaking efforts to cure such “Default” or the same is an “Event of Default” (as defined in the applicable Subject Property Loan Documents, or if not defined therein, the word or phrase used therein having similar meaning) under the Subject Property Loan Documents or a Default hereunder), and such payment or such action is hereby authorized by the Borrower, and any sum so paid and any expense incurred by the Administrative Agent in taking any such action shall be evidenced by this Agreement and secured by the Security Documents and shall be immediately due and payable by Borrower to the Administrative Agent with interest at the rate for overdue amounts set forth in Section 2.12 until paid. The Administrative Agent shall be authorized to take such actions upon the written assertion by any holder of any of the Subject Property Loan Documents of the existence of such “Default” or “Event of Default” without any duty to inquire or determine whether such “Default” or “Event of Default” exists. The Borrower shall cause the Subject Property Owners to permit the Administrative Agent to enter upon the Subject Properties for the purpose of curing any “Default” or alleged “Default” under the Subject Property Loan Documents or hereunder. The Borrower hereby transfers and assigns to the Administrative Agent any excess proceeds arising from any foreclosure or sale under power pursuant to the Subject Property Loan Documents, and the Borrower hereby authorizes and directs the holder or holders of the Subject Property Loan Documents to pay such excess proceeds directly to the Administrative Agent up to the amount of the obligations owed to the Administrative Agent and the Lenders under the Loan Documents. Notwithstanding the foregoing, if such “default” under the applicable Subject Property Loan

Documents consists of a non-monetary default, subject to the last sentence of this paragraph, Administrative Agent shall not commence any actions to cure such “Default” in the event that the Borrower provides to Administrative Agent within five (5) Business Days following the occurrence of a Default hereunder, a reasonably detailed written notice describing Borrower’s proposed cure of the default under the applicable Subject Property Loan Documents, including the time periods pursuant to which such cure or other actions are anticipated, and any background materials or other information reasonably necessary for an understanding of the nature and timing of the proposed cure or other actions (the “Action Plan”). Borrower shall provide regular written reports to the Administrative Agent describing its progress in achieving the cure or such other actions in accordance with the Action Plan. Notwithstanding the foregoing, in no event shall the foregoing be deemed or construed to limit, preclude or impair the rights of Administrative Agent to make payments, give notice and undertake such actions as it may deem necessary or appropriate in its discretion to preserve, protect and enforce its rights and remedies with respect to the Collateral and/or such Subject Property.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1 Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make the Loans shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders, at any time prior to the date that such Default has been fully cured, may terminate or suspend the obligations of the Lenders to make the Loan hereunder, or declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by the Borrower under the Loan Documents (or if no such direction is given within 30 days after a request for direction, the Administrative Agent may proceed to exercise such rights and remedies as the Administrative Agent may deem in the best interests of the Lenders, in its sole discretion, to collect such amounts).
     If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
     8.2 Amendments. Subject to the provisions of this Article VIII and the right of the Borrower, solely with the agreement of the Administrative Agent and such new banks or existing Lenders as may provide new or increased Commitments, to increase the Aggregate Commitment as described in Section 2.1 above, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided however, that no such supplemental agreement or waiver shall, without the consent in writing of all Lenders affected thereby:
          (i) Extend the Maturity Date (other than in accordance with Section 2.2) or forgive all or any portion of the principal amount of any Loan or accrued interest thereon, reduce the Applicable Margins (or modify any definition herein which would have the effect of reducing the Applicable Margins) or the underlying interest rate options or extend the time of payment of any such principal or interest.
          (ii) Subject to releases given in accordance with Section 9.15, release DDR from its guarantee of the obligations of Qualified Borrowers or release any Subsidiary Guarantor (other than a Subsidiary Guarantor that has liquidated all of its assets and applied all of the proceeds of such liquidation in accordance with its organizational documents) from the Subsidiary Guaranty or any other future guarantor (other than a Subsidiary Guarantor that has liquidated all of its assets and applied all of the proceeds of such liquidation in accordance with its organizational documents) from any liability it may undertake with respect to the Obligations.
          (iii) Reduce the percentage specified in the definition of Required Lenders.
          (iv) Increase the Aggregate Commitment beyond $500,000,000 or increase the Commitment of any Lender.
          (v) Permit the Borrower to assign its rights or obligations under this Agreement.
          (vi) Amend Sections 2.3, 2.13(ii), 2.24, 8.1, 8.2, 11.1, 11.2 or the definition of Required Lenders.
          (vii) Release any of the Collateral except in accordance with Sections 2A.2, 2A.3 and 2A.4.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.
     8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.
     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3 Taxes. Any taxes (excluding taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.
     9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
     9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
     9.7 Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment, modification, and enforcement of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent, the Syndication Agent, the Documentation Agent, each Lender and their Affiliates, and their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all fees and reasonable expenses for attorneys of the indemnified parties, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Syndication Agent, the Documentation Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the Collateral, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
     9.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     9.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
     9.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.11 Nonliability of Lenders. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
     9.12 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     9.13 CONSENT TO JURISDICTION. THE BORROWER AND THE LENDERS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER AND THE LENDERS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE

ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
     9.14 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     9.15 Release of Subsidiary Guaranties. If a Subsidiary has delivered a Subsidiary Guaranty, Borrower may at any time request a release of such Subsidiary Guaranty. If there is no Default or Unmatured Default, and Borrower would still be in compliance with all covenants if such Subsidiary were not a Subsidiary Guarantor, then Administrative Agent shall deliver within ten (10) Business Days a release of such Subsidiary Guarantor without the consent of any Lender.
ARTICLE X
THE ADMINISTRATIVE AGENT
     10.1 Appointment. KeyBank is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. The Administrative Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent” it is understood and agreed that Administrative Agent shall not have any fiduciary duties or fiduciary responsibilities to any Lender or by reason of this Agreement or any of the other Loan Documents and is acting as an independent contractor, the duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall administer this Agreement in the same manner and with the same standard of care as it administers similar agreements for its own account.
     10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan

Document or in connection herewith or therewith or in connection with the Collateral except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Borrowings and Commitments hereunder to be classified as being part of a “highly leveraged transaction”. The foregoing shall not limit the liability of the Administrative Agent for a breach of its express obligations and undertakings to the Lenders hereunder which continues after written notice to the Administrative Agent of such breach and its failure to cure such breach within a reasonable time after such notice.
     10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity). Notwithstanding anything to the contrary herein, Administrative Agent shall make available promptly after the Agreement Execution Date to any Lender copies of all Loan Documents in its possession which are requested by any such Lender. Administrative Agent shall also furnish to all Lenders promptly after such items are available in final form copies of Default notices issued to the Borrower, amendments to any Loan Documents being proposed by the Administrative Agent or the Borrower, financial statements of the Borrower required hereunder, compliance certificates from the Borrower required by this Agreement or any other notice or communication from the Borrower specifically relating to this Agreement which is actually received by the Administrative Agent. Promptly after the Administrative Agent has actual knowledge of the occurrence of a Default hereunder, the Administrative Agent shall so notify the Lenders.
     10.5 Action on Instructions of Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall in all cases be fully protected in so acting, or refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all of the Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant to such written instructions shall be binding on all of the Lenders and on all holders of Notes and on the Administrative Agent.
     10.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The

Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
     10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
     10.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents (and without limiting the obligation of the Borrower to so reimburse), (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders which is not cured after written notice and within the period described in Section 10.3. To the extent any amounts so paid by Lenders are thereafter recovered by the Administrative Agent from the Borrower or otherwise, such recovered amount shall be remitted to the Lenders making such payment on a pro rata basis in accordance with their respective portions of such payment. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender but if the Administrative Agent is no longer a Lender, the Administrative Agent shall resign and a successor shall be appointed as described in Section 10.11. The rights and duties of the Administrative Agent are separate from its rights and duties as a Lender and no transfer of all or any part of the Administrative Agent’s Commitment or its interest as a Lender in the Loans hereunder shall be deemed to transfer any of its rights and duties as Administrative Agent to its successor or successors as a Lender.

     10.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     10.11 Successor Administrative Agent. Except as otherwise provided below, KeyBank shall serve as Administrative Agent at all times during the term of the Loans. KeyBank may resign as Administrative Agent in the event (x) KeyBank and Borrower shall mutually agree in writing or (y) a Default shall occur and be continuing under the Loan Documents, or (z) KeyBank shall determine, in its sole reasonable discretion, that because of its other banking relationships with Borrower and/or Borrower’s Affiliates at the time of such decision KeyBank’s resignation as Administrative Agent would be necessary in order to avoid creating an appearance of impropriety on the part of KeyBank. KeyBank (or any successor Administrative Agent) may be removed as Administrative Agent by written notice received by Administrative Agent from the Required Lenders at any time with cause (i.e., a breach by KeyBank (or any successor Administrative Agent) of its duties as Administrative Agent hereunder) or for gross negligence or willful misconduct. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning or removed Administrative Agent’s giving notice of its intention to resign or its receipt of notice of removal, then the resigning or removed Administrative Agent shall, prior to the effective date of its resignation, appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents, subject to the limitations contained in such Article X.
     10.12 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all obligations of the Borrower under the Loan Documents (other than contingent indemnification obligations),

(ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, and (iii) if the Loan Documents otherwise permit such release.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of Collateral.
ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due.
     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.
        12.2 Participations.
     12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment or releases any Subsidiary from a Subsidiary Guaranty.
     12.2.3 Benefit of Setoff. The Borrower agrees that each Participant which has previously advised the Borrower in writing of its purchase of a participation in a Lender’s interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from the Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
        12.3 Assignments.

     12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any of such Lender’s affiliates or to one or more banks, financial institutions or pension funds, or with the prior approval of the Borrower, which shall not be unreasonably withheld or delayed, any other entity (“Purchasers”) all or any portion of its rights and obligations under the Loan Documents provided that no assignee shall be entitled to receive any greater amount pursuant to Section 3.5 arising from events prior to the date of the assignment than the amount to which such assignor would have been entitled to receive had no assignment occurred, and such assignee is able to deliver the Form W-8BEN or W-8ECI referenced in Section 3.5(iv) hereof. Notwithstanding the foregoing, no approval of the Borrower shall be required for any such assignment if a Default has occurred and is then continuing. Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective except in the case of an assignment to an Affiliated Qualified Institution or a Lender. Such consent shall not be unreasonably withheld. Unless otherwise approved by the Administrative Agent, such assignee shall acquire an interest in the Loans of not less than $5,000,000, unless such assignee is acquiring all of the assigning Lender’s Commitment. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that any foreclosure or similar action by such pledgee or assignee shall be subject to the provisions of this Section 12.3.1 concerning assignments; and provided, further that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     12.3.2 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit D hereto (a “Notice of Assignment”), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the

Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.
     12.3.3 Resignation by Administrative Agent. In the event that any Lender acting as Administrative Agent or any successor Lender acting as Administrative Agent shall at any time hold a Commitment of less than ten percent (10%) of the Aggregate Commitment, then such Administrative Agent shall promptly provide written notice thereof to the Lenders and the Required Lenders shall have the right, to be exercised within fifteen (15) days of delivery of such notice by such Administrative Agent, to elect to remove such Administrative Agent as Administrative Agent and replace such Administrative Agent under the Loan Documents, subject to the terms of Section 10.11 of this Agreement.
        12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject to Section 12.6.
        12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.
        12.6 Confidentiality. The Administrative Agent and Lenders agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to them by the Borrower or by any other Person on the Borrower’s behalf in connection with the Loan Documents and agree and undertake that neither they nor any of their Affiliates shall disclose any such information for any purpose or in any manner other than pursuant to the terms contemplated by the Loan Documents. The Administrative Agent and each Lender may disclose such information (1) at the request of (A) any regulatory authority with jurisdiction over the Administrative Agent and/or the Lenders or in connection with an examination of such Person by any such authority, or (B) any self-regulated body, (2) pursuant to subpoena or other process of a court having jurisdiction over the Administrative Agent and/or the Lenders, (3) when required to do so in accordance with the provisions of any applicable law, (4) at the express direction of any other governmental authority, with jurisdiction over the Administrative Agent and/or the Lenders, of any State of the United States of America or of any other jurisdiction in which such Person conducts its business, (5) to such Person’s independent auditors, attorneys and other professional advisors, (6) if such information has become public other than through disclosure by such Person or any Lender, (7) in connection with any litigation involving such Person, and (8) to any Affiliate of such Person which agrees to be bound by this Section 12.6. Notwithstanding the foregoing, the Borrower authorizes each of the Administrative Agent and each Lender to disclose to any prospective or actual Transferee such financial and other information in its possession (i) which has been delivered to such Person pursuant to the Loan Documents or which has been delivered to such Person by the Borrower prior to entering into the Loan Documents, or (ii) which is reasonably necessary to effectuate the purposes of this Agreement and the Loan Documents; provided that, unless otherwise agreed by the Borrower, such Transferee shall agree to keep such information confidential to the same extent required to the Administrative Agent or any Lender, as applicable, hereunder.
     12.7 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. Any Lender may request additional information with respect to any Qualified Borrower in connection with such Lender’s “Know your customer” procedures.
     12.8 Co-Agents: Lead Managers; No Fiduciary Relationship. None of the Lenders identified on the facing page or signature pages of this Agreement as a “documentation agent,” “syndication agent,” “managing agent”, “co-agent” or “joint arranger/joint book manager” shall have the right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders so identified as a “documentation agent,” “syndication agent, “managing agent”, “co-agent” or “joint arranger/joint book manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. In addition to the foregoing, the Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders, and each of the Lenders identified on the facing page or the signature page hereof as a “documentation agent,” “syndication agent,” “managing agent, “co-agent” or “joint arranger/joint book manager” and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, or any Lenders so identified as a “documentation agent,” “syndication agent,” “managing agent,” “co-agent” or “joint arranger/joint book manager” or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
ARTICLE XIII
NOTICES
     13.1 Giving Notice. Except as otherwise permitted by Section 2.14 with respect to Borrowing Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. For purposes of any notices required to be given to Borrower, such notices may be given only to DDR. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     13.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XIV
COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.
(Remainder of page intentionally left blank.)

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ William H. Schafer

Print Name: WILLIAM H. SCHAFER
Title: Executive Vice President & CFO

DDR PR VENTURES LLC, S.E.

By:	/s/ William H. Schafer

Print Name: William H. Schafer
Title: Executive Vice President & CFO

3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-5775
Facsimile: 216/755-1775
Attention: Chief Financial Officer

with a copy to:

3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-5650
Facsimile: 216/755-1560
Attention: General Counsel

$20,000,000.00	EUROHYPO AG, NEW YORK BRANCH,
Individually and as Documentation Agent

	By:	/s/ David Sarner

Print Name: David Sarner
Title: Director

and by:

	By:	/s/ Stephen Cox

Print Name: Stephen Cox
Title: Director

Head of Portfolio Operations
Eurohypo AG, New York Branch
1114 Avenue of the Americas
29th Floor
New York, NY 10036
Phone: (212) 479-5700
Fax: (866) 267-7680

With a copy to:

Head of Legal Department
Eurohypo AG, New York Branch
1114 Avenue of the Americas
29th Floor
New York, NY 10036
Phone: (212) 479-5700
Fax: (866) 267-7680

$30,500,000.00	COMMERZBANK AG

	By:	/s/ Terrence P. Sweeney

Print Name: Terrence P. Sweeney
Title: SVP

and by:

	By:	/s/ Mary Harold

Print Name: Mary Harold
Title: SVP

2 World Financial Center
New York, NY 10281-1050
Phone: 212-266-7569
Facsimile: 212-266-7565
Attention: Mr. Juergen Baysen

$32,000,000.00	KEYBANK NATIONAL ASSOCIATION,
Individually and as Administrative Agent

	By:	/s/ Kevin Murray

Print Name: Kevin Murray
Title: Vice President

127 Public Square
8th Floor
Cleveland, OH 44114
Phone: 216-689-7547
Facsimile: 216-689-4997
Attention: Kevin Murray

With a copy to:

127 Public Square
8th Floor
Cleveland, OH 44114
Phone: 216-689-4545
Facsimile: 216-689-4997
Attention: Dan Heberle

$32,000,000.00	BANK OF AMERICA, N.A.,
Individually and as Syndication Agent

	By:	/s/ Michael W. Edwards

Print Name: Michael W. Edwards
Title: Senior Vice President

231 South LaSalle Street
Chicago, IL 60604
Phone: 312/828-5215
Facsimile: 312/974-4970
Attention: Ms. Cheryl Sneor

$30,500,000.00	ING REAL ESTATE FINANCE (USA) LLC,
Individually and as Documentation Agent

	By:	/s/ Christopher Godlewski

Print Name: Christopher Godlewski
Title: Vice President

c/o Mayer Brown Rowe and Maw
350 South Grand Avenue, 25th Floor
Los Angeles, CA 90071
Phone: 213-621-3940
Facsimile: 212-883-2734
Attention: Mr. Christopher Godlewski

$27,000,000.00	SCOTIABANC INC.,
Individually and as Documentation Agent

	By:	/s/ M.D. Smith

Print Name: M.D. Smith
Title: Treasurer & Vice President

Scotiabanc Inc.
600 Peachtree Street, Suite 2700
Atlanta, GA 30308
Phone: 404-877-1504
Facsimile: 404-888-8998
Attention: William Zarrett, Managing Director

With a copy to:

The Bank of Nova Scotia
One Liberty Plaza, 25th Floor
New York, NY 10006
Phone: 212-225-5167
Facsimile: 212-225-5166
Attention: Mr. Robert Boese

$25,000,000.00	PNC BANK, NATIONAL ASSOCIATION,
Individually and as Documentation Agent

	By:	/s/ Michael E. Smith

Print Name: Michael E. Smith
Title: Senior Vice President

249 Fifth Avenue
19th Floor, P1-POPP-19-1
Pittsburgh, PA 15222
Phone: 412-768-9135
Facsimile: 412-762-6500
Attention: Mr. Michael E. Smith

$20,000,000.00	AIB DEBT MANAGEMENT LIMITED

	By:	/s/ Anthony O’Reilly

	Print Name:	Anthony O’Reilly
	Title:	Senior Vice President
Investment Advisor to
AIB Debt Management, Limited

	By:	/s/ Denise Magyer

	Print Name:	Denise Magyer
	Title:	Vice President
Investment Advisor to
AIB Debt Management, Limited

Telephone:

Facsimile:

Attention:

$18,000,000.00	CHARTER ONE BANK, N.A.

	By:	/s/ Mike Kauffman

Name: Mike Kauffman
Title: Vice-President

1215 Superior Avenue
Cleveland, Ohio 44114
Telephone: 216-277-0388
Facsimile: 216-277-4607
Attention: Mike Kauffman

$18,000,000.00	HUNTINGTON NATIONAL BANK

	By:	/s/ Ryan J. Terrano

Name: Ryan J. Terrano
Title: Vice-President

917 Euclid Avenue CM17
Cleveland, Ohio 44115
Telephone: 216-515-0683
Facsimile: 216-515-6821
Attention: Ryan J. Terrano

$18,000,000.00	BANCO POPULAR DE PUERTO RICO, NEW YORK BRANCH

	By:	/s/ Hector J. Gonzalez

Name: Hector J. Gonzalez
Title: Vice-President

7 West 51st Street
New York, New York 10019
Telephone: 212-445-1988
Facsimile: 212-245-4677
Attention: Hector J. Gonzalez

$18,000,000.00	WELLS FARGO BANK, N.A.

	By:	/s/ Scott S. Solis
Name: Scott S. Solis
Title: Vice-President

123 North Wacker Drive, Suite 1900 Chicago, Illinois 60606
Telephone: 312-269-4818
Facsimile: 312-782-0969
Attention: Scott S. Solis

$18,000,000.00	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Anthony Yannucci
Name: Anthony Yannucci
Title: Vice President

1350 Euclid Avenue, Suite 1100 Cleveland, Ohio 44115
Telephone: 216-623-5982
Facsimile: 216-241-0164
Attention: Anthony Yannucci

$18,000,000.00	UBS LOAN FINANCE LLC

	By:	/s/ Richard L. Tavrow
Print Name: Richard L. Tavrow
Title: Director

	By:	/s/ Iria R. Otsa
Print Name: Iria R. Otsa
Title: Associate Director

677 Washington Blvd. Stamford, Connecticut 06901
Telephone: 203-719-0678
Facsimile: 203-719-3888
Attention: Iris Choi

$15,000,000.00	COMERICA BANK

	By:	/s/ James Graycheck
Print Name: James Graycheck
Title: VP

500 Woodward Avenue
MC 3256
Detroit, MI 48226
Telephone: 313-222-1276
Facsimile: 313-222-9295
Attention: Mr. James Graycheck

$15,000,000.00	LASALLE BANK NATIONAL ASSOCIATION

	By:	/s/ Robert Goeckel
Name: Robert Goeckel
Title: Vice President

135 South LaSalle Street
Suite 1225
Chicago, Illinois 60603
Telephone: 312-904-4705
Facsimile: 312-904-6691
Attention: Robert Goeckel

$15,000,000.00	SUMITOMO MITSUI BANKING CORPORATION

	By:	/s/ David A. Buck
Print Name: David A. Buck
Title: Senior Vice President

277 Park Avenue
New York, NY 10172
Phone: 212-224-4178
Facsimile: 212-224-4887
Attention: Mr. Charles J. Sullivan

$11,000,000.00	SUNTRUST BANK

	By:	/s/ Gregory T. Horstman
Name: Gregory T. Horstman
Title: Senior Vice President

8330 Boone Blvd., 8th Floor
Vienna, Virginia 22182
Telephone: 703-442-1549
Facsimile: 703-442-1570
Attention: Gregory T. Horstman

$7,000,000.00	THE NORTHERN TRUST COMPANY

	By:	/s/ Robert Wiarda
Name: Robert Wiarda
Title: Vice President

50 S. LaSalle
Chicago, Illinois 60675
Telephone: 312-444-3380
Facsimile: 312-444-7028
Attention: Robert Wiarda

$7,000,000.00	MANUFACTURERS AND TRADERS TRUST COMPANY

	By:	/s/ Brian D. Beitz
Name: Brian D. Beitz
Title: Vice-President

One Fountain Plaza, 12th Floor
Buffalo, New York 14203
Telephone: 716-848-7337
Facsimile: 716-848-7318
Attention: Brian D. Beitz

$5,000,000.00	FIRST TENNESSEE BANK

	By:	/s/ Greg Cullum
Name: Greg Cullum
Title: Senior Vice President

701 Market Street
Chattanooga, Tennessee 37402
Telephone: 423-757-4272
Facsimile: 423-757-4040
Attention: Greg Cullum